OFFERING CIRCULAR of JOYNER CAPITAL LP

$50,000,000 Offering, 500,000 Units Available

163 Third St Hoboken, New Jersey 07030, (410) 294 - 4932

Offering Circular dated March 2, 2020

Joyner Capital LP is hereby providing the information required by Part I of Form S-11(17 9 CFR 239.18) and is following the requirements for a smaller reporting company as it meets the definition of that term in Rule 405 (17 CFR 230.405). An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission (“Commission”). Information contained in this Offering Circular is subject to amendment. This Offering Circular (the “Circular”) is being furnished to prospective investors for their consideration about the offering (the “Offering”) of units in Joyner Capital LP (the “Fund”), a Delaware limited partnership. Such Interests are referred to herein as “Units” or “Interests.” Holders of Units are referred to herein as “Limited Partners,” “Partners,” or “Investors.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINIATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

We are offering 500,000 Class A Common Units at $100 per Unit. Purchasers shall, upon acceptance by the General Partner of their Subscriptions, become Limited Partners in the Fund. The monetary investment that is used to purchased Units will be made immediately available to the Fund once the Fund raises a minimum of $100,000 (“Minimum Offering”) in a designated bank account. Funds will be used for acquiring real estate assets throughout the United States as well as for working capital.

Class A Common Units	Price to Investors	Underwriting Discounts and Commissions	Proceeds to Issuer	Proceeds to Other Persons
Per Unit or Interest	$100	$0.00	$100	$0.00
Minimum Dollar Amount	$100	$0.00	$100	$0.00
Maximum Dollar Amount	$50,000,000	$0.00	$50,000,000	$0.00
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All Class A Common Unitholders are entitled to the Fund’s Distributable Cash pro rata to their respective Capital Contributions in the following order and priority: (i) General Partner Management Fee: Firstly, the General Partner or its designated affiliate(s) will receive an annual fee equal to 2% of the sum of the aggregate Capital Commitments plus the fair market value of the Fund’s Assets Under Management. Thereafter, the General Partner or its designated affiliate(s) will receive an annual fee of 2% of the total Invested Capital (as defined in the Partnership Agreement) of all outstanding investments of the Fund, if to the extent that the General Partner has reserved Unfunded Commitments for future call beyond the Investment Period, the fee base shall include such Unfunded Commitments; (ii) Return of Capital: Secondly, to the Limited Partners and/or Investors (pro rata to their respective Capital Contributions) until they have received their entire initial investment; (iii) Preferred Return: Thirdly, investors of the Fund shall receive a cumulative return of eight percent (8%) per annum compounded annually of such Investor’s average Adjusted Capital Contributions for each Fiscal Year calculated from the day the capital is deployed by the Fund to purchase assets to the date capital is received back by the Fund; (iv) Catch Up: Fourthly, after the General Partner has provided the Limited Partners and/or Investors with the aforementioned Preferred Return, the General Partner shall receive a cumulative return of the ninth and tenth percent (9% and 10%) per annum compounded annually of the Fund’s Distributable Cash; and (v) Carried Interest 80/20 Split: Fifthly, any remaining Distributable Cash shall be split eighty percent (80%) to the Investors and twenty percent (20%) to the General Partner.

Class A Common Unitholders shall possess: no voting rights, limited transfer rights, no liquidation rights, no preemptive rights, no conversion rights, and no redemptive rights on their Class A Common Units unless an exception is granted by the General Partner or a situation arises as described in the Fund’s Partnership Agreement allowing a Class A Common Unitholder to perform an aforementioned action. Class A Common Unitholders shall not be party to any sinking fund provision, shall not be liable for a capital call contribution unless an exception is granted by the General Partner or a situation arises as described in the Fund’s Partnership Agreement allowing a Class A Common Unitholder to perform an aforementioned action.

The General Partner for Joyner Capital LP is Joyner Enterprises LLC. LeMont Joyner, II, Esq. is the Chief Executive Officer of Joyner Enterprises and shall sole discretion and authority over all day to day operations of the Fund, the Fund’s investment strategies, and anything pertaining to the Fund in whole and/or in part.

The minimum accepted from any Subscriber is $100. Subscription funds may remain in the Fund’s segregated Subscription account for up to 180 days from the first date of deposit. Unless terminated by the General Partner earlier, this Offering terminates in 365 days after commencement of this Offering. The General Partner may extend this Offering in its sole discretion for an additional six-month period at which time, the General Partner will file the appropriate Offering Circular for qualification with the Commission. There are no provisions for the return of funds once the minimum of 1,000 Units are sold. No commissions will be paid for the sale of the Interests offered by the Fund.

No public market currently exists for our Units. The Fund will be managed by Joyner Enterprises, LLC, (the “General Partner”) a Delaware limited liability company, which is managed by LeMont Joyner. The Fund has set a minimum investment requirement of $100. We do intend to place the funds into a segregated account up to $1,000,000 that will be in the Fund’s name. This will not be an escrow account. Purchasers of our Units qualified hereunder may be unable to sell their securities, because there may not be a public market for our securities. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

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The transfer of Units is limited. A Unitholder may assign, his, her or its Interests only if certain conditions set forth in the Partnership Agreement are satisfied. Potential subscribers of the Units should expect to remain in the Fund for ten (10) years. At, or around, the eighth year of operations, the General Partner will attempt to sell, refinance, or otherwise dispose of properties in order to return the initial investment of an Unitholder as shown in such Unitholder’s Capital Account Balance. The General Partner may, at its discretion, sell the properties to, among other potential purchasers, a third-party in order to redeem Unitholders within the ten-year expected time frame.

The Fund is considered an “emerging growth company” under Section 101(a) of the Jumpstart Our Business Startups Act (the “JOBS Act”) as it is an issuer that had total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year.

Since the Fund is an “emerging growth company” certain Risk Factors include:

·	We are an emerging growth fund with a limited operating history.

·	Subscribers will have no control in the Fund and will not have any voting rights. The General Partner or its affiliates will manage the day to day operations of the Fund.

·	We will require additional financing, such as bank loans, outside of this offering in order for the operations to be successful.

·	We have not conducted any revenue-generating activities and as such have not generated any revenue since inception.

·	Our offering price is arbitrary and does not reflect the book value of our Class A Common Units.

·	Investments in real estate and real estate related assets are speculative and we will be highly dependent on the performance of the real estate market.

·	The Fund does not currently own any assets.

By purchasing Units, Subscribers are bound by the dispute resolution provisions contained in our Partnership Agreement which limits your ability to bring class action lawsuits or seek remedy on a class basis. The dispute resolution process provisions do not apply to claims under the federal securities laws. By agreeing to the dispute resolution process, including mandatory arbitration, investors will not be deemed to have waived the Fund’s compliance with the federal securities laws and the rules and regulations thereunder.

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NOTICE REGARDING AGREEMENT TO ARBITRATE

THIS OFFERING CIRCULAR REQUIRES THAT ALL INVESTORS ARBITRATE ANY DISPUTE, OTHER THAN THOSE RELATED TO CLAIMS UNDER FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, ARISING OUT OF THEIR INVESTMENT IN THE FUND. ALL INVESTORS FURTHER AGREE THAT THE ARBITRATION WILL BE BINDING AND HELD IN THE STATE OF DELAWARE. EACH INVESTOR ALSO AGREES TO WAIVE ANY RIGHTS TO A JURY TRIAL. OUT OF STATE ARBITRATION MAY FORCE AN INVESTOR TO ACCEPT A LESS FAVORABLE SETTLEMENT FOR DISPUTES. OUT OF STATE ARBITRATION MAY ALSO COST AN INVESTOR MORE TO ARBITRATE A SETTLEMENT OF A DISPUTE.

Notice to Investors

No person has been authorized to make any statement concerning the Fund or the Offering other than as set forth in this Circular and any such statements, if made, may not be relied upon. Investors should make their own investigations and evaluations of the investment offered hereby. Each prospective Investor should consult its own attorneys, business advisers and tax advisers as to legal, business, tax and related matters concerning this Offering, including those arising under the United States Internal Revenue Code of 1986, as amended (the “Code”). An investment in the Fund involves significant risks. See “Certain Investment Considerations.” Investors should have the financial ability and willingness to accept the risks associated with an investment in the Fund.

The information in this Circular has been obtained from published and non-published sources. Certain information contained herein has been obtained from published sources prepared by third parties. While such information is believed to be reliable for the purposes used herein, none of the Fund (as defined herein), their affiliates, or any of their respective directors, officers, General Partners, employees, Partners or owners assumes any responsibility for the accuracy of such information.

Except where otherwise indicated, the information contained in this Circular was compiled as of March 2, 2020,  and the Fund has no obligation to update this Circular. Under no circumstances should the delivery of this Circular create any implication that there has been no change in the affairs of the Fund since the date hereof. This Circular shall remain the property of the Fund. The Fund reserves the right to require the return of this Circular (together with any copies or extracts thereof) at any time. This Circular is not an offer to sell, nor shall any Units be offered or sold to any person, in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

Capitalized terms not defined herein have the meanings ascribed to such terms in the Fund's Partnership Agreement to be effective as of the investor's admission as a Partner of the Fund (the “Partnership Agreement”). Each recipient of this Circular agrees by accepting this Circular that the information contained herein and in all related and ancillary documents is not to be used for any purpose other than in connection with its consideration of a purchase of the Units.

The Units have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or by the securities regulatory authority of any State or foreign jurisdiction, and neither the SEC nor any such authority has passed upon the accuracy or adequacy of this Circular nor is it intended that the SEC or any such authority will do so. The Units have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any State or foreign jurisdiction and sold within the United States only in transactions exempt from the registration requirements of such laws under Regulation A of the Securities Act. There will be no public market for the Units. The Units may not be resold except under limited circumstances in compliance with applicable laws and other restrictions described herein.

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Furthermore, the Fund is not registered as an investment company under the Investment Company Act of 1940 (the “‘40 Act”). In addition, neither the Fund nor its affiliates are registered as an investment advisor under the Investment Advisors Act.

Any projections or other estimates in this Circular, including estimates of returns or performance, are forward-looking statements and are based upon certain assumptions. Other events, which were not considered, may occur and may significantly affect performance. Any assumptions should not be construed to be indicative of the actual events that will occur. Actual events are difficult to predict and may depend upon factors that are beyond the Fund’s control. Certain assumptions have been made to simplify the presentation and, accordingly, actual results will differ, and may differ significantly, from those presented. Some important factors which could cause actual results to differ materially from those projected or estimated in any forward-looking statements include, but are not limited to, the following: changes in interest rates and financial, market, economic or legal conditions. In addition, the degree of risk may be increased because of the leveraging of the Fund’s investments. Other risks are described under “Certain Investment Considerations” and elsewhere in this Circular.

Accordingly, there can be no assurance that targeted returns or projections can be realized. Such targeted returns and projections should be viewed as hypothetical and do not represent the actual returns that may be achieved by an Investor. Investors should conduct their own analysis, using such assumptions as they deem appropriate, and should fully consider other available information, including the information described in “Certain Investment Considerations,” in making an investment decision. Due to the numerous risks, inherent in the investment, investors must be prepared to bear the economic risk of their investment for an indefinite period and can withstand a total loss of their investment.

Investors should bear in mind that past performance is not necessarily indicative of future results and there can be no assurance that the Fund will achieve results comparable with the performance of other investments managed by the General Partner.

There is no public market for the Units and no such market is expected to develop in the future. The Units may not be resold or transferred (i) except as permitted under the Partnership Agreement, and under the Fund's Subscription Agreement and (ii) unless such resale is made in accordance with an exemption from the prospectus and registration requirements of applicable securities laws.

The Units are also subject to further restrictions on transfer described herein. Because of such restrictions, it is unlikely that a secondary trading market for the Units will ever develop, and Investors will bear the risk of their investments for an indefinite period. Investors should note their limited withdrawal and governance rights described in the Partnership Agreement.

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Any questions or requests for additional information should be directed to:

LeMont Joyner, II, Esq.

Tel.      (410) 294 - 4932

Email: lemontjoyner@joynercapitalfund.com

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PRIVACY POLICY

We consider privacy to be fundamental to our relationship with our Investors. We are committed to maintaining the confidentiality, integrity and security of our current and former Investors’ non-public information. Accordingly, we have developed internal policies to protect confidentiality while allowing Investors' needs to be met.

We respect your right to privacy. We also know, however, that you expect us to conduct our investment program in an accurate and efficient manner. To do so, we must collect and maintain certain non-public information about you and our other investors. We collect this information from sources such as subscription agreements and other documents.

We will not disclose any non-public personal information about Investors who are individuals, except to our affiliates and service providers as allowed by applicable law or regulation. In the normal course of serving our Investors, information we collect may be shared with companies that are (or may) perform various services such as accountants, auditors, attorneys, broker-dealers, franchises, and/or fund administrators. We are also sometimes asked to provide ownership and other information to certain lenders about loans on our investment properties. Specifically, we may disclose to these service providers and lenders non-public personal information including:

●       Information we receive on subscription agreements or other documents, such as name, address, account or tax identification number and the types and amounts of investments; and

●       Information about transactions with us, our affiliates or others, such as participation in other investment programs, ownership of certain types of accounts or other account data.

Any party that receives this information will use it only for the services required and as allowed by applicable law or regulation and is not permitted to share or use this information for any other purpose. To protect the personal information of individuals, we permit access only by authorized employees who need access to that information to provide services to us and our investors. To guard Investors' non-public personal information, we maintain physical, electronic and procedural safeguards that comply with U.S. federal standards. An individual Investor's right to privacy extends to all forms of contact with us, including telephone, written correspondence and electronic media, such as the internet.

We note, however, that notwithstanding the foregoing, we reserve the right to disclose non-public personal information about Investors to any person or entity, including without limitation any governmental agency, regulatory authority or self-regulatory organization having jurisdiction over us or our affiliates, if (i) we determine in our discretion that such disclosure is necessary or advisable pursuant to or in connection with any United States federal, state or local, or non U.S., law, rule, regulation, executive order or policy, including without limitation any anti-money laundering law and the USA PATRIOT Act of 2001 and (ii) such disclosure is not otherwise prohibited by law, rule, regulation, executive order or policy

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TABLE OF CONTENTS

•         COVER PAGE…1

•         NOTICE REGARDING AGREEMENT TO ARBITRATE…4

•         NOTICE TO INVESTORS…4

•         PRIVACY POLICY…7

•         OFFERING CIRCULAR SUMMARY…9

•         RISK FACTORS…10

•         CERTAIN LEGAL MATTERS…21

•         CERTAIN TAX CONSIDERATIONS…25

•         EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUPS ACT…30

•         USE OF PROCEEDS…31

•         DESCRIPTION OF BUSINESS, PLAN OF OPERATIONS, AND INVESTMENT STRATEGY…34

•         SELECTED FINANCIAL DATA…40

•         MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS…41

•         DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES…43

•         COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS…44

•         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT…44

•         INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACATIONS…44

•         SECURITIES BEING OFFERED…44

•         INVESTMENT POLICIES…47

•         POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS…48

•         TAX TREATMENT OF COMPANY AND ITS SUBSIDIARIES…50

•         LEGAL PROCEEDINGS…54

•         OFFERING PRICE FACTORS…54

•         CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS…54

•         SELECTION, MANAGEMENT AND CUSTODY OF COMPANY’S INVESTMENTS…55

•         LIMITATIONS OF LIABILITY…55

•         INTERESTS OF NAMES EXPERTS AND COUNSEL…55

•         MANAGEMENT FEE AND DISTRIBUTIONS…56

•         FUND STRUCTURE…56

•         SUMMARY OF FUND TERMS…57

•         EXHIBITS…69

•         SIGNATURES…75

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OFFERING CIRCULAR SUMMARY

Joyner Capital LP seeks to capitalize on distressed, undervalued and value add single-family and multi-family properties and apartment complexes in the United States. Joyner Capital LP is a Qualified Opportunity Fund and is targeting up to $50 million in capital commitments from qualified investors for acquiring, repositioning, managing, operating and disposing of such assets. At least 90% of the Fund’s assets will be Class B & C assets in the United States that are in Qualified Opportunity Zones. This will enable Investors to achieve substantial tax advantages on their Capital Gains if they choose to reinvest their gains in Joyner Capital LP or another Qualified Opportunity Fund.

The projected term of Joyner Capital LP (“the Fund”) will be twelve (12) years from its initial closing. The Fund will use a combination of equity and financing for its acquisition of portfolio investments, provided, however, that the Fund’s total leverage may not exceed, in the aggregate, 75% of the value of the Fund’s assets. The Fund will target many real estate assets that is expected to provide its investors with an internal rate of return (IRR) of 25% net of fees and expenses, although the General Partner cannot assure its investors of such returns, during the life of the Fund.

Joyner Enterprises LLC (the “General Partner”), is the sole General Partner of the Fund and shall serve as the Management Company for the Fund. The Chief Executive Officer of Joyner Enterprises LLC is LeMont Joyner, II, Esq. At its sole discretion the General Partner will manage all day to day operations of the Fund and decide what investments the Fund shall invest in. Limited Partners and Investors have no control over the direction of the Fund, possess no voting rights, and cannot remove the General Partner. Limited Partners and Investors in the Fund have no authority to make any investment decisions or dictate and manage the day to day operations of the Fund.

Upon obtaining commitments of at least $1 million the Fund will hold an initial investor closing which is expected to occur during the first quarter of 2020 (the “Initial Closing”). Closings after the Fund’s Initial Closing will take place as described below in this Circular. In no event, however, will closings occur more than 24 months after the Initial Closing.

At any time after obtaining capital commitments of at least $25 million the General Partner may seek to close the Fund to further investment. It is anticipated that the Fund will be closed to new investors no later than the fourth quarter of 2021.

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RISK FACTORS

Prospective Investors should carefully consider the following risk factors, together with all the other information, including all other risk factors and conflicts of interest relating to an investment in the Fund, including those in this Circular, before deciding to subscribe for Units. Because of these factors, as well as other risks inherent in any investment, there can be no assurance that the Fund will be able to meet its investment objectives or otherwise can successfully carry out its investment program. The risks described below are not the only risks relating to an investment in the Fund and other risks also may adversely affect an investment in the Fund.

General Investment Risks

Forward Looking Information. This Circular includes forward-looking statements that involve risk and uncertainty including, without limitation, risks involved in the real estate industry. Sentences or phrases that use the words such as “expects,” “believes,” “anticipates,” “hopes,” “plans,” “may,” “can,” “will,” and others, are often used to flag forward- looking statements, but their absence does not mean a statement is not forward-looking. Such statements reflect the Fund's current opinion and are designed to help readers understand the Fund’s thinking. By their very nature, however, such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those illustrated herein. Investors are cautioned not to place undue reliance on these forward -looking statements, which speak only as of the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Unpredictability of Distributions. Although Investors are entitled to an 8% cumulative, annually compounded preferred return on their unreturned aggregate capital contributions, there can be no guarantee that the cumulative return will ever be paid.

Target Returns. Although the Fund's objective is to generate an internal rate of return of 25% there can be no assurance that the Fund will be able to achieve such a return.

Lack of Operating History. The Fund is a newly organized entity and accordingly, has no operating history upon which prospective Investors can evaluate the Fund's likely performance. Although the Fund’s management team has experience in acquiring, developing, asset managing, operating, financing and disposing there can be no assurance that the performance of those activities will be reflective of the future performance of this Fund.

Competition for Investments. The activity of identifying, completing, and realizing will compete for these opportunities with many other real estate investors, including public  and private REITs, other real estate funds, and institutional investors. This competition may increase prices, reduce returns, and eliminate investment opportunities.

Lack of Diversification. The lack of diversification of the Fund investments may arise in several different ways. The Fund’s investments, while limited to real estate in the United States, will focus primarily in qualified opportunity zones. This lack of geographic diversification could increase the risk of the Fund depending on pricing and other economic factors in those parts of the country. In addition, to the extent the investments involve multiple properties in a specified location, diversity is also impacted. There is no certainty as to the number of investments the Fund will make or the diversification of the Fund's assets. A limited degree of diversification increases risk because, therefore, the aggregate return of the Fund may be substantially adversely affected by the unfavorable performance of even a single investment. In addition, the diversification of the Fund's investments could be even further limited to the extent the Fund invests a significant portion of its capital in a transaction and is unsuccessful in refinancing a portion of that investment.

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Investment Policies and Strategies. The Fund may not meet its stated investment strategy and goals, and the General Partner has the right to vary from its strategy and policies if it determines it is in the best interest of the Fund, subject to the terms of the Partnership Agreement. There can be no assurance that the Fund will be able to locate and acquire investments that satisfy its investment objectives.

Investor Failure to Fund Capital Commitment. If one or more Investors fail to fund their capital commitment obligations when due, the Fund's ability to complete its investment program or otherwise to continue operations may be substantially impaired. A default by one or more Investors who have made Commitments could limit the Fund's opportunities for investment diversification and reduce returns to the Fund.

Reliance on Key Persons. The ability of the General Partner to manage the Fund’s affairs currently depends on the Management Team. There can be no assurance that the Unitholders of the Management Team will remain affiliated throughout the term of the Fund or otherwise can continue to carry on their current duties throughout such term. The inability to recruit and hire replacement or additional key personnel as needed could have a material adverse effect on the Fund's operations.

Co-Investments. This Fund may co-invest with other parties, including the General Partner, its affiliates, any other funds sponsored by the General Partner or its affiliates when and on such terms as the General Partner deems appropriate. In such co-investment transactions, the terms of investment of the Fund, the General Partner or its affiliates may not be identical and may include situations where the General Partner or its affiliates receive returns or fees from such other parties which differ from those received from the Fund. Co-investment opportunities may not be determined through arm’s length negotiations with the Fund. The Fund will not be obligated to provide co-investment opportunities (or provide any concessions granted to any other Investor upon becoming a Partner) to any Investor because such opportunity was made available to any other Investor.

General Economic and Other Conditions. The Fund's property values may be adversely affected from time to time by such matters as changes in general economic, industrial and commercial conditions, changes in taxes, prices and costs and other factors of a general nature that are beyond the control of the Fund. The values are also impacted by the availability and cost of credit, the U.S. mortgage market and global economic issues.

Absence of Recourse against the General Partner. The Partnership Agreement limits the circumstances under which the General Partner, and its respective affiliates, and their respective officers, directors, partners, Partners, shareholders, employees, and consultants or agents can be held liable to the Fund or its Investors. Thus, Investors may have a more limited right of action in certain cases than they would in the absence of this provision.

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Lack of Control by Investors. Investors will not have an opportunity to evaluate the investments made by the Fund or the terms of any investment. Investors should expect to rely solely on the ability of the General Partner and the Investment Committee to make appropriate investments for the Fund and to appropriately manage and dispose of the investments. The business of the Fund will be managed by the General Partner who will have sole discretion in managing the Fund’s business. The rights and obligations of Investors will be subject to the limitations set forth in the Partnership Agreement and except for the rights specifically reserved to them by the Partnership Agreement and applicable law, Investors will have no part in the management and control of the Fund.

Lack of Marketability. There are significant restrictions on the ability to sell or transfer an Interest in the Fund. There is no public market for the Units and, in addition, the Units are being sold in reliance upon exemptions from registration under the Securities Act and applicable state securities laws. Thus, the Units may not be sold unless they are subsequently registered under the Securities Act and applicable state securities law, if so required, or unless an opinion of counsel or other evidence satisfactory to the General Partner is obtained that states that registration is not required. In addition, any sale, transfer, assignment or pledge of an Interest in the Fund must be approved by the General Partner, which will not be unreasonably withheld. Because of those restrictions, Investors may not be able to liquidate their investment in the case of emergency or otherwise. The restrictions may also influence the price an Investor would receive if a transfer were to occur.

Liability of Partners for Repayment of Certain Distributions. Under Delaware law (applicable to an investment in the Fund), if an Investor has knowingly received a distribution from the Fund at a time when its liabilities exceed the fair market value of its assets after giving effect to the distribution, the Investor is liable to the Fund for a period of three years thereafter for the distribution. If the Fund is otherwise unable to meet its obligations, the Investors may, under applicable law, be obligated to return, with interest, cash distributions previously received by them to the extent such distributions are deemed to constitute a return of their capital contributions or are deemed to have been wrongfully paid to them. In addition, an Investor may be liable under applicable Federal and State bankruptcy or insolvency laws to return a distribution made during the Fund's insolvency.

Conflicts of Interest. An investment in the Fund involves several inherent or potential conflicts of interest, which prospective Investors should carefully consider before subscribing for Units. The General Partner may make, or cause its affiliates to make, short-term loans to or from the Fund. The terms of such loans will not be determined through arm's-length negotiations and such loans will bear interest rates in line with the market rates for such loans as determined by the General Partner.

Investors should note that the General Partner may receive investment management fees and has the right to not take such management fees, in whole or in part, as to any quarter and to defer such management fees to such other periods as the General Partner may determine. The General Partner and its affiliates will also receive other fees about services provided to the Fund and the respective properties including, without limitations, market rate fees for property management, construction and construction management and real estate brokerage fees.

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The Principal and, at their option Partners, may make advances to the Fund prior to the Initial Closing to assist in the financing of an investment of the Fund. As described in Section VIII, this bridge financing may be secured or unsecured financing and will be treated as either equity or debt and will result in an 7% return to the participants.

The principals and senior executives of the General Partner also provide services other affiliates of the General Partner. The principals and senior executives of the General Partner may devote significant time in the future to the management of their other existing investments and professional activities. No restrictions are placed upon the General Partner or its affiliates with respect to existing real estate investments or non-real estate investments separate and apart from the Fund. Further, the General Partner and its affiliates and principals may purchase property that meets the Fund's investment criteria to complete a like-kind exchange with respect to any properties owned by the General Partner or its affiliates and principal.

Lack of Sufficient Funding. The success of the Fund and the General Partner’s ability to implement its business strategy are dependent upon the Fund's ability to raise capital. If the Fund is unable to raise sufficient capital, it may not be able to carry out all its planned acquisitions. If that were the case, the Fund would have to be more reliant upon outside financing or third parties to complete its business plan. As an alternative, the Fund may reduce the number of planned acquisitions and/or lower its targeted capital raise goal and thereby limit its diversification.

Risks Inherent in Real Estate Investments Generally

General Risks. The Fund will be subject to risks incident to the ownership of real estate, including: changes in general economic or local conditions that reduce the attractiveness of the Fund's properties; fluctuation in occupancy rates, operating expenses and rental schedules; costs associated with the need to periodically repair, renovate and re-lease space, withdrawal of residents and difficulty replacing residents; resident defaults; changes in supply or demand of competing properties in an area, such as an excess supply resulting from over-building; changes in interest rates, zoning and other governmental regulations and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive; increases in maintenance, insurance and other operating costs, including real estate taxes, associated with one or more properties, which may occur as other circumstances such as market factors and competition cause a reduction in revenues from such properties; inflation; changes in tax laws and rates.

Economic Conditions. An extraordinary market downturn began in mid-2008, credit markets tightened, property transaction volumes slowed dramatically, and real estate values experienced significant downward pressures. As the real estate market, has recovered and credit has become more available, real estate has more recently been experiencing rising prices. These factors have made the valuation of real estate investments more difficult. Because there is a significant uncertainty in the valuation of, or in the stability of the value of, certain of the Fund’s possible investments, fair values of such investments as reflected in the Fund’s results of operations may not reflect the prices that the Fund would obtain if such investments were sold. Thus, there can be no assurance that real estate prices will stabilize in the near term or that the Fund will be able to select real estate investments that will generate the returns the Fund is targeting. If the next cycle in the real estate market is a downward turn, the Fund may also be required to hold illiquid investments for several years before any disposition can be affected at acceptable pricing.

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Lack of Liquidity of Investments. The Fund's real estate investments will generally be highly illiquid compared to other asset classes. Given the nature of real estate investments, the Fund may be unable to realize its investment objectives by sale or other disposition at attractive prices within any given period or may otherwise be unable to complete any exit strategy for its investments. In some cases, the Fund may be prohibited by contract from selling investments for a period, or there may be contractual rights or obligations that may otherwise significantly affect price and/or liquidity. In addition, it is expected that investments will not be sold until several years after they are made. The types of investments held by the Fund may be such that they require a substantial length of time to liquidate. In the event a loan repayment or other funding obligation arises at a time in which the Fund does not have sufficient cash assets to cover such payment, the Fund may have to liquidate certain investments at less than their expected returns to satisfy the obligations related to other properties thereby, resulting in lower realized proceeds to the Fund than might otherwise be the case.

Due Diligence and Analytic Risks. There is generally limited publicly available information about real properties, and the Fund must therefore rely on due diligence conducted by the General Partner and/or its affiliates about its acquisitions. Should the General Partner's and/or its affiliates’ pre-acquisition evaluation: of the physical condition of each new investment fail to detect certain defects or necessary repairs, the ultimate investment cost could be significantly higher than originally expected. Furthermore, should the General Partner’s estimates of the costs of improving, repositioning or redeveloping an acquired property prove too low, or its estimates of the time required to achieve target occupancy prove too optimistic, the profitability of the investment may be adversely affected.

Joint Venture Risks. Instead of making investments directly, the Fund may join other parties to make investments through Partnerships, joint ventures, corporations, companies or other entities. Such investments may involve risks not present in wholly-owned investments, including for example, the possibility that a co-venturer or Partner of the Fund might commit fraud, become bankrupt, or may have economic or business units or goals which are inconsistent with those of the Fund, or that such Partner or co-venturer may be in a position to take action contrary to the instructions or the requests of the Fund or contrary to the Fund's policies or objectives or otherwise have certain rights with respect to the investments, which may limit the Fund's ability to protect its position and make decisions with respect to its investments. In addition, in certain circumstances, the Fund may rely upon the joint venture Partner for operational expertise, which reliance may ultimately not be justified. Furthermore, if such co-venturer or Partner defaults on its funding obligations, it may be difficult for the Fund to make up the shortfall from other sources. Any default by such co-venturer or Partner could have an adverse effect on the Fund, its assets, and the units of the Investors. In addition, the Fund may be liable for actions of its co-venturers or Partners. While the General Partner will attempt to limit the liability of the Fund by reviewing qualifications and previous experience of co-venturers or Partners, such action may not be sufficient to protect the Fund from liability or loss.

Tenant Default. An individual tenant default should not have a significant impact on the overall financial condition of an investment; however, a tenant’s default will impact cash flow and cause the Fund to incur legal costs and other costs not likely to be recouped. An unanticipated termination of a lease will also disrupt occupancy.

Non-Renewal of Leases. The Fund’s investments will be subject to the risks that, upon expiration, leases may not be immediately renewed or be re-leased, or the terms of renewal or re-lease, including the cost of required renovations or concessions, may be less favorable than current lease terms. In the event of any of these circumstances, cash flow from the Fund’s real estate investments and, therefore, the value of an investment in the Fund, could be adversely affected.

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Fixed and Variable Cost Risks. Many costs associated with a real estate investment, such as debt service and real estate taxes, are not reduced even when a property is not fully occupied, or other circumstances cause a reduction in income from the investment. These fixed costs intensify the risk to the Fund of an unanticipated delay in achieving target occupancy of a new or redeveloped property. Some costs associated with a real estate investment, such as maintenance and repairs, may be subject to cost increases beyond the control of the Fund. Variable rate debt in a time of rising interest rates could also result in unanticipated cost increases.

Leverage Risks. A portion of the purchase price of each of the Fund's investments is expected to be financed. Debt financing in respect of the Fund’s portfolio is not expected to exceed 75% of the aggregate value of all Fund investments as a group determined at the time of acquisition. The degree of leverage could have important consequences to Investors, including limiting the ability of the Fund to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes and making the Fund more vulnerable to a downturn in business or the economy generally. Further, the Fund may enter a credit facility to finance investments or pay expenses. Thus, the General Partner may assign certain of the Fund’s rights with respect to Investor Capital Commitments, including the right to draw down such Capital Commitments. The use of a credit facility secured by such Capital Commitments will not be included in the leverage test for the Fund.

Loan Default Risks. The mortgage loan documents for the Fund’s properties will generally contain customary covenants, such as requirements relating to the maintenance of the property securing the debt, restrictions on pledging and creating other liens on the property, restrictions on incurring additional indebtedness, restrictions on transactions with affiliates and in some cases periodic satisfaction of financial ratios. Failure by the Fund to make timely payments of principal and interest on mortgage loans or to observe these loan covenants could result in the declaration of a default by the lender. The consequences of a declaration of default include foreclosure of the mortgage, resulting in loss of both the property and the income it produces, the incurrence of substantial legal costs, the imposition of a deficiency judgment if the foreclosure sale does not result in proceeds sufficient to satisfy the mortgage, and potential adverse tax consequences to the Investors. In addition, if any loan contains cross-default provisions with other properties, a default under one loan could result in default under other loans and impact other properties.

Refinancing Risks. Mortgage loans on the Fund’s properties may be subject to relatively short maturities, which may require refinancing before the properties are disposed of. There is no assurance that replacement financing can be obtained or, if it is obtained, that interest rates and other terms would be as favorable as for the original loans. Inability to refinance a loan on favorable terms may compel the Fund to attempt to dispose of the property or other properties on terms less favorable than might be obtained later.

Americans With Disabilities Act. Under the Americans with Disabilities Act of 1990, as amended (the “ADA”), all public accommodations and commercial facilities must meet certain Federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could involve removal of structural barriers from certain disabled persons’ entrances and expanded access to amenities. Other Federal, State and local laws may require modifications to or restrict further renovations of properties with respect to such access. Noncompliance with the ADA or related laws or regulations could result in the imposition of governmental fines or the institution of claims by private plaintiffs. Costs such as these, as well as the general costs of compliance with these laws or regulations, may adversely affect the value of the Fund's properties.

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Zoning and Environmental Laws. Governmental zoning and land use regulations may exist or be promulgated that could have the effect of restricting or curtailing certain uses of existing structures or requiring that such structures be renovated or altered in some fashion. Such regulations could adversely affect the value of any of the Fund’s properties. In recent years, the value of real estate has also sometimes been adversely affected by the presence of hazardous substances or toxic waste on, under, or in the environs of the real estate. A substance (or the amount of a substance) may be considered safe at the time the real estate is purchased but later classified by law as hazardous. Under environmental laws, owners of properties have been liable for substantial expenses to remedy chemical contamination of soil and groundwater at their real estate even if the contamination predated their ownership. Although the Fund will exercise reasonable efforts to assure that no real estate is acquired that gives rise to such liabilities, environmental contamination cannot always be detected through readily available means, and the possibility of such liability cannot be excluded.

Risk of Uninsured Losses. While the Fund intends to carry customary comprehensive liability and casualty insurance, certain disaster insurance (such as earthquake, wind and flood insurance) may not be available or may be available only at prohibitive cost. In addition, losses may exceed insurance policy limits, and policies may contain exclusions with respect to various types of losses or other matters. Consequently, all or a portion of the Fund’s properties may not be covered by disaster insurance, and insurance may not cover all losses. The General Partner, in its sole discretion shall have the right to elect not to purchase certain coverages for certain risks and/or assets and elect the Fund to self-insure if in General Partner’s discretion, it is determined that coverage cannot be obtained on commercially reasonable terms.

General Partner Carried Interest. The existence of the Carried Interest may influence the General Partner to expose the Fund to more risk than it otherwise would, because the Carried Interest will entitle the General Partner to compensation only after the Fund has provided the Partners with a specified return with respect to an investment. The General Partner is subject to all or a portion of the Carried Interest to the extent that the Partners upon liquidation do not receive cash distributions at least equal to the Preferred Return plus any Unreturned Capital Contributions.

Lack of Outside Due Diligence. Because the General Partner and the Issuer have elected not to utilize a managing broker-dealer for this offering, Investors will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter about a registered, firm commitment offering of securities. Investors will be required to conduct their own due diligence prior to making a commitment.

Risks of Investing in Target Sectors

In addition to the general risks of investing in real estate, each of the Target Sectors has specific risks. Generally, While the General Partner believes that each of the Fund's Target Sectors has attractive demographics and characteristics, such demographics and characteristics may change materially, which could materially and adversely affect the Fund's operating results.

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Federal Income Tax Risks

Generally, the income tax aspects of an investment in the Fund are complicated, and each Investor should review them with their own professional advisors familiar with the Investor's personal income tax situation and with the income tax laws and regulations applicable to the Investor and investment companies. The Fund expects to be treated as a Partnership for Federal income tax purposes, with the result that the Investors, not the Fund, will be taxed on the Fund’s recognized income and gain. Investors will have this income tax liability even in the absence of cash distributions and thus may have taxable income and income tax liability arising from their investments in the Fund in years when they receive no cash distributions from the Fund. If this occurs, the tax on such profits will be an out of pocket cost of the Investors. In addition to Federal income taxes, each Investor may incur income tax liabilities under the State or local income tax laws of certain jurisdictions in which the Fund will operate and/or own assets, as well as in the jurisdiction of that Investor’s residence or domicile. State and local income tax laws vary from one location to another, and Federal, State and local income tax laws are both complex and subject to change. In addition, special income tax considerations may apply to qualified employee benefit plans and other tax-exempt entities. No assurance can be given that the Fund's interpretation of the existing Federal income tax laws and Treasury Regulations for any given year will not be challenged by the Internal Revenue Service (the “IRS”), resulting in any increase in taxable income or a decrease in allowable deductions.

Tax Shelter Registration. The Fund has determined the Partnership is not a tax shelter under the applicable tax shelter registration rules. Accordingly, the Fund will not register the Partnership with the IRS as a tax shelter.

Partnership Organization Fees, Start-up Expenditures and Syndication Expense. The Fund will pay certain expenses about its organization and start-up. Except for a limited amount of expenses (up to $5,000) which may be deducted currently, any expenses paid by the Fund that constitute organizational and start-up must be capitalized but may be amortized upon proper election of the Fund over a period of not less than 180 months. Examples of organizational expenses of the Fund include organizational activities of the Fund, legal fees and other services incident to the Fund such as the preparation of the Partnership Agreement and related documents, accounting fees for establishing an accounting system, and necessary filing fees. Examples of start-up expenses include wages and other expenses incurred prior to commencing its development activities. Expenses incurred about the sale of the Units (for example, promotional expenses and most of the printing costs, and professional fees incurred about the preparation of this Circular) are treated as syndication expenses and are not deductible by the Fund. Such costs must be capitalized.

Changes in the Law-Recent Legislation. In recent years, numerous changes to the Code have been enacted. These changes have affected marginal tax rates, personal exemptions, itemized deductions, depreciation and amortization rates, and other provisions of the Code. There can be no assurance that the present federal income tax treatment of an investment in the Fund will not be adversely affected by future legislative, judicial or administrative action. Any modification or change in the Code or the regulations promulgated thereunder, or any judicial decision, could be applied retroactively to an investment in the Fund. In view of this uncertainty, prospective Investors are urged to consider ongoing developments in this area and consult their advisors concerning the effects of such developments on an investment in the Fund considering their own personal tax situations.

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Risk of Audit. Information returns filed by the Fund are subject to audit by the IRS. An audit of the Fund’s return may lead to adjustments, in which event the Partners may be required to file amended personal federal and state income tax returns. In addition, any such audit may lead to an audit of an Investor’s individual tax return, which may lead to adjustments other than those relating to such Investor’s investment in the Fund. The costs of such audit and adjustments would be borne by the affected Partners. The tax treatment of items of Fund income, loss, deductions, and credits will be determined at the Fund level in a unified Fund proceeding at which the General Partner, as the “tax matters Partner” of the Fund, might represent some or all the Partners.

No Internal Revenue Service Rulings. The Fund will not seek rulings from the IRS with respect to any of the Federal income tax considerations discussed in this Circular. Thus, positions to be taken by the IRS as to tax consequences could differ from positions taken by the Fund.

Unrelated Business Taxable Income. Due to the Fund’s investment strategy and use of leverage, tax exempt Investors will likely have Unrelated Business Taxable Income (“UBTI”) (subject to tax at corporate rates) from investments that are acquired by the Fund. UBTI can also be generated by any fees for services paid to the Fund, although loan commitment fees and changes interest should not generate UBTI. Certain investments may have UBTI from sources such as parking revenue and services provided to tenants or borrowers, and other investments that the General Partner determines to cause the Fund to acquire may be the type that generate primarily UBTI. The General Partner will not be liable for the recognition and reporting of any UBTI by an Investor with respect to an investment in the Fund, and potential tax-exempt Investors can expect some or all their profits from the Fund to be UBTI. Further, if certain charitable remainder trusts have UBTI, they must pay an excise tax equal to 100% of the UBTI. Each Investor should consult with its own tax advisor regarding the Federal, State, local and foreign tax considerations applicable to an investment in the Fund.

Section 470 of the Code. An investment in the Fund entails certain tax risks, including the possibility that, under Section 470 of the Code, deductions or losses of the Fund, if any, allocated to the Investors, may not be deductible if the Fund’s investments are leased to tax-exempt entities.

Section 1031 of the Code. Section 1031 of the Code currently provides that under certain conditions no gain or loss is recognized if a taxpayer (i) transfers property held for productive use in a trade or business, or for investment, and (ii) subsequently receives like-kind property to be held either for productive use in a trade or business, or for investment. The availability of Section 1031 “like-kind exchanges” increases the marketability of properties which the Fund plans to acquire. Therefore, the repeal or significant amendment of Section 1031 of the Code could have an adverse effect on the marketability of the Fund’s properties.

Filings and Information Returns. The General Partner will use reasonable commercial efforts to cause all tax filings to be made in a timely manner (taking permitted extensions into account); however, investment in the Fund may require the filing of tax return extensions and filing in multiple jurisdictions by Partners if composite state returns are not filed by the Fund. If the Fund cannot deliver a Schedule K-1 to the Partners by the 15th day of the fourth month after its taxable year (generally April 15th of each calendar year if the Fund 's taxable year is the calendar year) and is required to extend the filing date for the Fund, Partners may have to file one or more tax filing extensions. Although the General Partner will attempt to cause the Fund to provide Partners with estimated annual Federal tax information prior to April 15th if the Fund’s taxable year is the calendar year, the Fund may not be able to obtain annual Federal tax information from all assets by such date. Moreover, although estimates will be provided to the Partners by the Fund in good faith based on the information obtained from the Fund's assets, such estimates may be different from the actual final tax information and such differences could be significant, resulting in interest and penalties to the Partners due to underpayment of taxes or loss of use of funds for an extended period due to overpayment of taxes.

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Other Potential Tax Risks. In evaluating an investment in the Fund, a prospective Investor should also consider, in addition to the above potential tax consequences, the following tax consequences (amongst others): (i) the possibility that there may be a recapture of depreciation so that upon a sale of Units, or of a Fund real estate investment, a portion of the gain may be taxed as ordinary income tax rates; (ii) the possibility that his or her income tax liability resulting from a sale of a Fund investment (including a sale or disposition resulting from the foreclosure or other enforcement of a security interest) or from a sale or other disposition (e.g., by gift) of his or her Units may exceed his or her share of the cash proceeds therefrom (whether or not distributed), and to the extent of such excess, the payment of such income taxes will be an out-of-pocket expense; (iii) the possibility that in connection with the reduction or compromise of a debt obligation of one or more of the Fund's investments, the Investors may be required to recognize debt forgiveness income without a corresponding distribution; (iv) the possibility of tax liability on the Fund's current operating income in excess of amounts that the General Partner deems advisable to distribute; (v) the possibility that foreign, State or local income tax treatment may be adverse; (vi) the possibility that there may be adverse changes in the income tax laws and their interpretation; and (vii) the possibility that the mortgage interest of the Fund might not be allowable as a deduction to some or all of the Investors. Moreover, there is uncertainty concerning certain other of the income tax aspects of an investment in the Fund, and there can be no assurance that some of the deductions claimed or positions taken by the Fund may not be successfully challenged by the IRS. The Fund will consider taking all deductions and positions for which there is support, even though it may be aware that the IRS might not agree. See Section “Certain Tax Considerations” for a discussion of these and other tax risks.

Diverse Investor Group. The potential Investors could include taxable and tax-exempt entities and may include persons or entities organized in various jurisdictions. Thus, decisions made by the General Partner may be more beneficial for one type of Investor than for another type of Investor. In selecting investments, the General Partner considers the investment objectives of the Fund not the investment objectives of any Investor individually.

Other Regulatory and Legal Risks

Federal and State Securities Laws; Absence of Regulation Applicable to the Fund. The Fund has not registered this offering under the Securities Act in reliance on the exemptive provisions of Regulation A of the Securities Act promulgated by the SEC. The Fund also has relied on exemptions from securities registration requirements under applicable State securities laws. Investors in the Fund, therefore, will not receive any of the benefits that registration may be deemed to afford. Given the planned nature of the Fund's investments, or pursuant to certain available exemptions, the Fund will not therefore be required to register as an “investment company” under the Investment company Act of 1940 and investors in the Fund will not have the protections that may be deemed to be afforded to investors under such act.

Liquidity of Units. Investors should be aware of the long-term nature of this investment. There is not now and will not be a public market for the Units. Because the Units have not been registered under the Securities Act or under the securities laws of any State or foreign jurisdiction, the Units are “restricted securities” and cannot be resold in the United States except as permitted under the Securities Act and applicable State securities laws, pursuant to registration there under or exemption from such registration. It is not contemplated that registration under the Securities Act or other securities laws will ever be effected. The Units may also not be sold or otherwise transferred without the consent of the General Partner and compliance with the Partnership Agreement. Accordingly, an Investor may not be able to liquidate his, her or its investment in the Fund in the event of an emergency or for any other reason, and an Investor's Units due to the illiquid nature of the Interest and the limitation on transfer may not be acceptable as collateral for loans. Limitations on the transfer of the Units may also adversely affect the price that an Investor might be able to obtain for Units in a private sale.

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ERISA and Pension Plan Investors. Special considerations apply to employee benefit plans subject to ERISA and other retirement plans and arrangements (such as Individual Retirement Accounts) subject to Section 4975 of the Code. Fiduciaries investing the assets of such a plan in the Units should satisfy themselves that the investment is consistent with their fiduciary duties under ERISA, including the requirement to diversify the plan's assets, to take into account the liquidity needs of the plan and to comply with plan documents. In addition, fiduciaries should confirm that the investment will not constitute a non-exempt prohibited transaction under ERISA or the Code. Fiduciaries who fail to satisfy their fiduciary duties or who cause a plan to participate in a prohibited transaction can be subject to liability for plan losses, in addition to civil and criminal penalties. The General Partner intends to rely on exceptions provided by Department of Labor regulations so that the Fund will not hold the “plan assets” of a plan or arrangement that is subject to ERISA or to Section 4975 of the Code. Despite this intention, there is no assurance that the Fund will be successful in satisfying the requirements for a plan assets exception under such regulations, in which case the General Partner would become a fiduciary and the Fund would be subject to significant restrictions which could adversely affect its operations and investments. Also, if the General Partner relies on the plan asset exemption for a “venture capital operating partnership” or a “real estate operating partnership”, the requirements that must be satisfied in order to maintain such qualification could affect the Fund's choice of investments which could reduce the potential returns to Investors. Fiduciaries investing the assets of an employee benefit plan or other arrangement that is subject to ERISA and Section 4975 of the Code are advised to consult with their own counsel regarding these and other ERISA risks. See Section “Certain Legal Matters-ERISA Considerations.”

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CERTAIN LEGAL MATTERS

Securities Act of 1933; Other Laws

The Units have not been and will not be registered under the Securities Act, the securities laws of any State in the United States or the securities laws of any other jurisdiction, and the Fund does not intend to register the Units under such laws, unless required to do so. The Units offered hereby are being offered in reliance upon the exemption from registration provided by the Securities Act under Regulation A and promulgated thereunder and other exemptions of similar import in the laws of the states and other jurisdictions where the Offering will be made.

Investment Company Act of 1940

The Fund intends to structure its investments to avoid the need for the Fund or its affiliate(s) to register as an investment company under the Investment Company Act of 1940 (the “‘40 Act”). The Fund believes that at any time it will not be deemed an “investment company” under the Investment Company Act of 1940 as the Fund does not intend on trading or selling securities. Rather, the Fund intends to hold and manage real estate. However, if at any time the Fund may be deemed an “investment company,” the Fund believes it will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended (referred to in this Offering as the “1940 Act”). Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”. To qualify for this exemption, the Fund must ensure its asset composition meets certain criteria. Generally, 55% of the Fund’s assets must consist of qualifying mortgages and other liens on and interests in real estate and the remaining 45% must consist of other qualifying real estate-type interests. Maintaining this exemption may adversely impact the Fund’s ability to acquire or hold investments, to engage in future business activities that it believes could be profitable or could require us to dispose of investments that it might prefer to retain. If the Fund is required to register as an “investment company” under the 1940 Act, then the additional expenses and operational requirements associated with such registration may materially and adversely impact the Fund’s financial condition and results of operations in future periods.

Investment Advisers Act of 1940

The Fund intends to structure its investments to avoid the need for the General Partner or its affiliate(s) to register as an investment adviser under the Investment Advisers Act of 1940, as amended.

Anti-Money Laundering and Similar Regulations

The General Partner may be required to comply with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) and any relevant regulations and any other applicable U.S. or other laws or regulations, including regulations promulgated by the Department of Treasury’s Office of Foreign Assets Control (“OFAC”). The Fund and the General Partner may be required to obtain a detailed verification of the identity of each Investor in the Fund, the identity of any beneficial owner of any such Investor, and the source of funds used to subscribe for Units in the Fund. Each prospective Investor shall be required to represent that it is not a prohibited person (a “Prohibited Person”), as defined by the USA PATRIOT Act, United States Executive Order 13224, and other relevant legislation and regulations. Should a prospective Investor or Partner refuse to provide any information required for verification purposes, the Fund may refuse to accept a subscription or may cause the redemption of the Units held by any such Partner. The Fund and the General Partner may at any time request such additional information from prospective Investors or Partners as is necessary in order to comply with the USA PATRIOT Act, United States Executive Order 13224, and other relevant U.S. or other anti-money laundering legislation and regulations, including regulations promulgated by OFAC. The Fund, by written notice to any Partner, may redeem the Units held by such Partner for an amount equal to such Partner's unreturned capital contributions if the General Partner reasonably deems it necessary to do so in order to comply with any legal requirements, including the USA PATRIOT Act, United States Executive Order 13224, and any other relevant anti-money laundering legislation and regulations, including regulations promulgated by OFAC, applicable to the Fund, the General Partner or any of the Fund's other service providers, or if so ordered by a competent U.S. or other court or regulatory authority.

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ERISA Considerations

Fiduciary Investment Considerations under ERISA and the Code. Partners whose Units in the Fund is held by a pension plan, 40l(k) plan, individual retirement account (“IRA”) or other vehicle subject to ERISA will be subject to the fiduciary responsibility and prohibited transaction requirements of ERISA, and/or related provisions of the Code. The following is a summary of some of the material fiduciary investment considerations that may apply to such Investors under ERISA and the Code. This summary is based on the fiduciary responsibility provisions and prohibited transaction restrictions of ERISA, relevant regulations and opinions issued by Department of Labor and court decisions thereunder, and on any other pertinent provisions of the Code, relevant regulations, published rulings and procedures of the IRS, and related court decisions.

This summary does not include all of the fiduciary investment considerations relevant to Investors subject to ERISA and/or Section 4975 of the Code and should not be construed as legal advice or a legal opinion. Prospective Investors should consult with their own counsel on these matters. This summary is based on provisions of ERISA and the Code as of the date hereof. This summary does not purport to be complete and is qualified in its entirety by reference to ERISA and the Code. No assurance can be given that future legislation, administrative regulations or rulings in court decisions will not significantly modify the requirements summarized herein. Any such changes may be retroactive and thereby apply to transactions entered into prior to the date of their enactment or release and neither the General Partner nor the Fund assume any responsibility to notify Partners of any such actual or potential changes.

Fiduciary Considerations. Before authorizing an investment in the Fund, fiduciaries of a “benefit plan investor” (as defined in the Plan Asset Regulation as modified by Section 3(42) of ERISA) that are subject to ERISA should consider: (i) the fiduciary standards imposed by ERISA; (ii) whether an investment in the Fund satisfies the prudence and diversification requirements of ERISA, including whether the investment is prudent in light of limitations on the marketability of the Fund Units; and (iii) whether such fiduciaries have authority to make the investment under the appropriate plan investment policies and governing instruments. Accordingly, when considering an investment of benefit plan investor assets in the Fund, each benefit plan investor fiduciary should consider the effect of the investment on any applicable fiduciary standards of conduct, prohibited transaction rules, valuation requirements, reporting and disclosure requirements and other related requirements. The sale of Fund Units to a benefit plan investor is in no respect a representation by the General Partner or the Fund that this investment meets all relevant requirements with respect to investments by benefit plan investors generally or any particular benefit plan investor or that this investment is appropriate for a benefit plan investor generally or any particular benefit plan investor.

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Definition of Plan Assets. ERISA and the Code impose various duties and restrictions with respect to the investment, management and disposition of plan assets. ERISA and the Code do not, however, define the term “plan assets,” particularly in the context of pooled investment funds and other vehicles in which a plan may invest. DOL has, however, published regulations relating to the definition of “plan assets,” pursuant to which the assets of an entity in which a plan or plans acquire an equity interest will or will not be deemed “plan assets” (i.e., the “Plan Asset Regulation”). The Plan Asset Regulation generally provides that when a plan (including an IRA) acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the '40 Act, the plan's assets will include both the equity interest in the entity and an undivided interest in each of the underlying assets of the entity (i.e., the “Look-Through Rule”) unless it is established that either (1) the participation in the entity by “benefit plan investors is not “significant,” or (2) the entity qualifies as an “operating partnership.” Participation by benefit plan investors will be “significant” unless ownership of each class of equity units in the entity by “benefit plan investors” has a value in the aggregate of less than 25% of the total value of such class of equity units that are outstanding (not counting units held by the General Partner of the entity and its affiliates). As defined in the Plan Asset Regulation (as modified by Section 3(42) of ERISA), a “benefit plan investor” includes plans that are subject to Part 4 of Subtitle B of Title I of ERISA or Section 4975 of the Code, other employee benefit and retirement arrangements (e.g. IRAs), as well as entities that hold plan assets (e.g., group trusts and certain funds of funds). In certain circumstances, an investment by an insurance partnership of the assets of its general account or of a separate account may be treated as investment by a benefit plan investor, to the extent the assets held in such accounts are attributable to employee benefit plans. For purposes of the 25% limit, ownership by benefit plan investors is required to be tested immediately after each acquisition of an equity interest in the entity. In the event the investment in the Fund held by benefit plan investors exceeds 25%, the Fund intends to qualify as an “operating partnership.” The Plan Asset Regulation provides that an “operating partnership” is an entity that is engaged primarily, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. In addition, the Plan Asset Regulation provides that the term operating partnership includes an entity qualifying as a “venture capital operating partnership” (a “VCOC”) within the meaning of the DOL regulations or an entity qualifying as a “real estate operating partnership” (a “REOC”). An entity will qualify as a VCOC if: (i) on its initial valuation date and on at least one day during each annual valuation period, at least 50% of the entity's assets, valued at cost, consist of “venture capital investments” and (ii) the entity, in the ordinary course of its business, actually exercises management rights with respect to one or more of its venture capital investments. The Plan Asset Regulation defines the term “venture capital investment” as an investment in an operating partnership (other than a VCOC but including a REOC) with respect to which the investor obtains “management rights.” “Management rights” is defined to mean “contractual rights directly between the investor and an operating partnership to substantially participate in, or substantially influence the conduct of, the management of the operating partnership.” The definition of a REOC is similar to the definition of a VCOC, but at least 50% of a REOC's assets must consist of real estate that is managed or developed, and the REOC entity must have the right to substantially participate directly in such management or development. In order to qualify as a VCOC or REOC, an entity such as the Fund generally must satisfy the 50% test described above on its “initial valuation date,” i.e., the date of the first investment of the entity (other than short-term investments pending long-term commitment). Thus, if the Fund intends to qualify as a VCOC at any time, it must do so from the date of its initial long- term investment. If the assets of the Fund are unable to meet one of the exceptions described above and are deemed to be “plan assets” of a plan that is a Partner, Subtitle A and Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code will apply to investments made by the Fund. This would result, among other things, in: (i) the application of the prudence and other fiduciary standards of ERISA (which impose liability on fiduciaries) to investments made by the Fund, which could materially affect the operations of the Fund; (ii) potential liability for persons having investment discretion over the assets of an ERISA-covered plan investing in the Fund should investments made by the Fund not conform to ERISA's prudence and fiduciary standards, unless certain conditions are satisfied; and (iii) the possibility that certain transactions that the Fund might enter into in the ordinary course of its business might constitute “prohibited transactions” under ERISA and the Code. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of employee benefit plans, may also result in the imposition of an excise tax under the Code upon disqualified persons with respect to the employee benefit plans. The General Partner intends to either (1) limit investment in the Fund by benefit plan investors to less than 25% (excluding the Units held by the General Partner and its affiliates) of each class of interest in the Fund, or (2) qualify as an “operating partnership,” so that (in either case) the Fund will qualify for an exemption from the Plan Asset Regulation's Look-Through Rule and the underlying assets of the Fund will not be treated as plan assets. If the Fund is relying on the less than 25% exception, the Fund may, in its sole discretion, reject subscriptions for Units made by benefit plan investors and/or prevent transfers of Units to the extent that the investment or transfer would result in the Fund exceeding the 25% limit. In addition, because the 25% limit is to be calculated upon every subscription to or transfer, withdrawal or redemption from the Fund, the Fund has the authority to require the redemption of all or some of the Units held by any benefit plan investor if the continued holding of such Units, in the opinion of the General Partner, would result in the Fund being subject to ERISA. Such redemption could result in a lower than expected return on any such redeemed benefit plan investor's investment in the Fund. If the General Partner operates the Fund so that either (i) the investment by benefit plan investors will at all times meet the 25% test, or (ii) the Fund qualifies as a VCOC, the General Partner will not be deemed to be a fiduciary under ERISA solely by reason of its management of the assets of the Fund. While the General Partner believes that the Fund will be able to qualify as a VCOC and, if the Fund cannot comply with the 25% test on its initial valuation date, will use its reasonable best efforts to structure the Fund's investments so as to satisfy the VCOC requirements, there is no obligation on the General Partner to obtain or maintain such status. Moreover, no assurance can be given that the Fund will be able to continue to qualify as a VCOC at all times after the Fund's initial valuation date in as much as this requires a factual determination that depends on the nature of the Fund's investments and the nature of its activities. In the event that the General Partner seeks to qualify the Fund as a VCOC, the Fund will seek an opinion from the Fund's counsel as of the Initial Closing concerning the Fund's status with respect to the foregoing. The application of ERISA, the Code and other relevant laws may be complex and dependent upon the particular facts and circumstances of the fund and of each plan, and it is the responsibility of the appropriate fiduciary of the plan to ensure that any investment in the Units by such plan is consistent with all applicable requirements. Fiduciaries of benefit plans should consult their legal and other advisors concerning these considerations, and (particularly in the case of non-ERISA plans) concerning any additional Code and State law considerations, before making an investment in the Units

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24

CERTAIN TAX CONSIDERATIONS

Introduction

The following is a summary of certain significant Federal income tax considerations of an investment in the Fund. The discussion does not deal with all the potential tax consequences of an investment in the Fund, especially for certain categories of investors that are subject to special rules. Furthermore, the Federal income taxation of Partners of a Partnership is extremely complex and may involve, among other things, significant issues as to the timing, character, and allocation of gains and losses, various limitations on the deductibility of losses, and relationships between a Partner’s investment in the Partnership and the Partner’s other investments and activities. This discussion is general and necessarily omits discussion of special rules applicable to certain Investors, such as banks, thrifts, insurance companies, dealers and traders in securities that elect to mark their securities portfolios to market and other Investors that do not own their Units as capital assets. Accordingly, this discussion is not a substitute for careful tax planning, particularly since certain of the Federal income tax consequences of an investment in the Fund will vary depending upon the Investor’s own circumstances. This discussion is based upon the Code, administrative rulings, judicial decisions and Treasury regulations as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect).

THE FUND WILL NOT SEEK ANY TAX RULINGS FROM ANY TAX AUTHORITIES OR OBTAIN TAX OPINIONS FROM ITS ATTORNEYS IN RESPECT OF ANY OF THE MATTERS DISCUSSED HEREIN, EXCEPT AS DESCRIBED HEREIN.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISER REGARDING ALL THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN THE FUND, WITH SPECIFIC REFERENCE TO SUCH INVESTOR'S OWN TAX SITUATION.

Overview of Fund Structure

The Fund is a Delaware limited partnership that will be classified as a Partnership for Federal income tax purposes and not as an “association” taxable as a corporation. In addition, the Fund will not be treated as a publicly-traded Partnership.

Taxation of the Fund

The Fund will use the accrual method of accounting to report income and deductions for tax purposes. It will report based on a calendar year, unless required to adopt a different fiscal year for Federal income tax purposes. The Fund will file an annual Federal informational tax return, Form 1065, reporting its operations for each calendar year to the IRS and will provide Partners with the information on Schedule K-1 to Form 1065 necessary to enable them to include in their tax returns the tax information arising from their investment in the Fund. Section 6222 of the Code requires that the Partners file their returns in a manner consistent with the treatment of Partnership items on the Fund return, unless a statement is filed with the IRS identifying the inconsistency. In general, the Fund will not itself be a taxable entity for Federal income tax purposes. Rather, the Fund's items of income, gain, loss, deduction and credit (if any), and the character. of such items (e.g., as interest or dividend income, or as investment interest deductions), will generally flow through to the Investors, with each Investor reporting its distributive share of the items on such Investor’s Federal and applicable State and local income tax returns for the taxable year which includes the end of the Fund's year. The Investors will be taxed on Partnership income regardless of whether they receive distributions from the Fund. Thus, it is possible that an Investor could incur income tax liability with respect to its share of the income of the Fund without receiving a distribution from the Fund to pay such liability. In general, cash distributions from the Fund to an Investor (including a deemed distribution from a reduction in the Investor’s share of Partnership liabilities) will not be taxable except to the extent distributions during a year exceed the Investor’s share of the Fund's taxable income for the year and the Investor's adjusted tax basis in its Interest.

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Qualified Opportunity Zone Fund Tax Benefits

The General Partner shall actively seek to acquire properties that are in Qualified Opportunity Zones which will enable Investors to achieve substantial tax advantages on their Capital Gains if they choose to reinvest their gains in the Fund or another Qualified Opportunity Fund. Opportunity Zones were enacted into Federal Law through the Tax Cuts and Jobs Act of 2017 to spur private investment in distressed communities across the United States. The program provides a Federal Tax incentive for investors, who invest in real estate projects and operating businesses located in designated low-income communities through deferral and partial tax reductions of reinvested capital gains, and forgiveness of tax on new capital gains. Investors interested in taking advantage of an Opportunity Zone tax benefit must invest realized capital gains into a Qualified Opportunity Fund within 180 days that the capital gains are realized. The tax benefits associated with a Qualified Opportunity Fund are three fold: (i) Deferral on the original capital gains taxes invested in a Qualified Opportunity Fund until December 31, 2026 (or the sale of the investment); (ii) Reduction of capital gains tax on the original capital gain investment by 10 percent after a 5-year hold and 15 percent after a 7-year hold; (iii) Tax-free appreciation on the original capital gains if an investment is held for at least 10 years; the investor pays no capital gains taxes on appreciation in the investment above the original capital gains investment.

Taxation of the Investors

In General, the taxable income and tax losses of the Fund will be allocated among the Partners in accordance with the Partnership Agreement. Under Section 704(b) of the Code, a Partnership’s tax allocations generally will be respected for Federal income tax purposes if they have “substantial economic effect” or they are in accordance with the Partners’ units in the Partnership. If a Partnership’s allocations do not comply with Section 704(b) of the Code, the IRS may reallocate Partnership tax items in accordance with the units of the Partners in the Partnership. The General Partner expects that the Fund’s tax allocations will comply with the requirements of Section 704(b) of the Code. A Partner’s tax liability with respect to the Fund for any year may exceed the amount of cash distributed to such Partner for that year for several reasons, including if a large portion of the Fund’s cash flow is devoted to the amortization of the principal on indebtedness which is not a deductible expense by the Fund. If the tax liability exceeds the amount of cash distributed, then a Partner may be required to make an out-of-pocket expenditure to cover its tax liability. Conversely, if the cash distributed by the Fund for any year exceeds the taxable income of the Fund for that year, the excess will be treated as a return of capital for Federal income tax purposes to the extent of the Partner’s adjusted basis in its Interest in the Fund. The tax basis of a Partner in its Interest will be reduced (but not below zero) (1) to the extent that cash distributions are treated as a return of capital and (2) to the extent that any tax losses are allocated to the Partners. Because of such basis adjustments, any tax that is avoided in the early years of a Partner's investment in the Fund may become due later through the realization of gain upon the sale of assets of the Fund, the liquidation of the Fund or the sale of Units. The income from any investments will be derived directly by the Fund from its ownership percentage in the Portfolio Companies and allocable to the Partner's in accordance with the Partnership Agreement. The Fund may generate income that will be taxed at varying Federal tax rates (applicable state taxes will be in addition to the Federal tax). Ordinary income is taxed at ordinary rates up to 39.6% for individuals and 35% for corporations. Additionally, certain Partners who are individuals, estates or trusts will be required to pay a 3.8% Medicare tax on, among other things, distributions treated as dividends on and capital gains from the sale or other disposition of Units, subject to certain exceptions. If property is sold as a long-term gain, under current tax laws, long term capital gains tax rates range between 0%- 20% depending on the taxpayer's level of income. Also, a 25% depreciation recapture tax rate applies to the portion of the gain attributable to depreciation recapture on real property. If a sales contract includes the sale of other assets, such as furniture and equipment, the gain relating to depreciation recapture on those assets would be taxes at the Partner’s ordinary income tax rates.

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Income from Sale of Units by Investor

Units are not transferable without the consent of the General Partner. In the event a Partner does sell its Interest, gain or loss will generally be recognized in an amount equal to the difference between: (I) the sale proceeds plus the Partner's share of Fund liabilities of which the Partner is deemed to be relieved; and (ii) the Partner's adjusted tax basis in the Interest. In general, gain or loss from the disposition of Units will be treated as capital gain or loss. However, under Section 751 of the Code, any amount received that is attributable to the selling Partner’s share of the Fund’s “unrealized receivables” (which is defined to include depreciation recapture property to the extent of the recapture thereon) and “inventory items” is treated as an amount received for a non-capital asset and may result in ordinary income. Under this rule, because dealer property held by the Fund would be “inventory” items, a substantial portion of the amount realized on a sale of an Interest could be treated as ordinary income rather than capital gain. Special rules will apply to the disposition of an Interest by a non-U.S. Partner. If Partners are admitted in multiple closings, the contributions by later admitted Partners that are distributed to earlier admitted Partners will be treated as a sale of a portion of their Interest upon which gain equal to prior depreciation allocations may be recognized by the earlier admitted Partners. In addition, any interest received from later admitted Partners will be taxable upon receipt by earlier admitted Partners.

Election to Step Up the Basis of its Assets when Partners Sell Their Units in the Fund.

When Partners sell or exchange Units in the Fund, the Transferee Partners may have an adjusted basis in the Units equal to their costs. The Fund does not automatically adjust the tax basis of its property to reflect the change in the Transferee Partner's adjusted basis for their Interest. However, the General Partner may elect, in its sole discretion, upon a sale or exchange of a Partner's Interest in the Fund to adjust the tax basis of Fund property only for purposes of determining the Transferee Partner's share of depreciation and gain or loss from the Fund. The general effect of such an election is that the Transferee Partners are treated, for purposes of depreciation and gain or loss, as though they had acquired a direct Interest in the Fund assets, and therefore, a new cost basis for such assets. Any such election made, cannot be revoked without the consent of the IRS. If the Fund chooses not to make the aforementioned election, a Transferee Partner may be at a disadvantage in selling their Interest in the Fund since the Transferee ordinarily would obtain no current tax benefit for the excess, if any, of the cost of such Interest over the Transferee's share of the Fund's adjusted basis in its assets.

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Taxation of Partners who are Individuals

In General. In the case of Partners that are individuals (and trusts or certain types of corporations), the ability to utilize tax losses generated by the Fund (if any) may be limited under the “at risk” limitation in Section 465 of the Code, the passive activity loss limitation in Section 469 of the Code and/or other provisions of the Code. Furthermore, in the case of Partners that are individuals or trusts, the ability to utilize certain specific items of deduction attributable to the investment activities of the Fund (as opposed to its activities that represent a trade or business for Federal income tax purposes) may be limited under the investment interest limitation in Section 163(d) of the Code, the 2% floor on miscellaneous itemized deductions (including investment expenses) and/or other provisions of the Code. It is not possible to predict the extent to which any of the foregoing provisions of the Code will be applicable, since that will depend upon the exact nature of the Fund 's future operations and the individual tax positions of such Partners. However, the effect of such provisions could be to cause such Partners to realize phantom income from the Fund (income without corresponding tax distributions), particularly in view of the fact that it is likely that most of the Fund's activities will be treated as being investment activities. It should be noted that for purposes of Section 163(d) of the Code, long-term capital gain is not treated as investment income, even if such gain is attributable to the sale of an investment asset, unless the taxpayer elects to have such gain taxed at the tax rate for ordinary income (rather than at the rate generally provided for long-term capital gain). A Partner that is an individual or trust should carefully consider, and consult his or her own tax advisor regarding, whether to elect to treat all or part of the capital gains of the Fund as investment income for purposes of Section 163(d) of the Code in order to prevent such Partner's allocable share of the investment interest of the Fund from exceeding such Partner's allocable share of the Fund's investment income.

Alternative Minimum Tax Consequences.

Partners that are subject to the alternative minimum tax (the “AMT”) should consider the tax consequences of an investment in the Fund in view of their AMT position, taking into account the special rules that apply in computing the AMT, including the adjustments to depreciation deductions (if any), the special limitations as to the use of net operating losses and, in the case of individual taxpayers, the complete disallowance of miscellaneous itemized deductions and deductions for State and local taxes.

Taxation of Tax-Exempt Investors

In General. Tax-exempt organizations generally are subject to Federal income tax on their UBTI at the regular corporate Federal income tax rate. It is likely that the Fund's Investments will generate UBTI for tax-exempt Partners. Additionally, a tax-exempt investor will recognize UBTI if it borrows (or is deemed to borrow) the funds used to acquire an Interest in the Fund. The General Partner will have no liability for any UBTI resulting from an Investor's acquisition of units. If charitable remainder trusts have UBTI, they must pay an excise tax equal to 100% of the UBTI.

Investor Tax Filings and Record Retention

The U.S. Treasury Department has adopted regulations designed to assist the IRS in identifying abusive tax shelter transactions. In general, the regulations require Partners in specified transactions (including certain Partners in Partnerships that engage in such transactions) to satisfy certain special tax filing and record retention requirements. The tax law imposes significant monetary penalties for failure to comply with these tax filing and record retention rules. The regulations are broad and additional transactions not now within the scope of these rules may be added in the future. Although not contemplated now based on the current scope of the rules, it is conceivable that the Fund may enter into such transactions that will subject the Fund and certain Partners to the special tax filing and record retention rules. Additionally, a Partner's recognition of a loss on its disposition of its Interest could in certain circumstances subject such Partner to these rules.

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Administrative Matters

If the IRS audits tax returns of the Fund, the General Partner generally would control the conduct of such tax audit in its capacity as “tax matters Partner” of the Fund, which would include the decision as to whether to extend the statute of limitations of the Fund and its Partners with respect to such returns. If the IRS were to successfully assert that any adjustment should be made to the returns of the Fund for any taxable year, the Partners generally would be required to amend their own tax returns for such year to reflect their share of such adjustment.

State, Local and Foreign Tax Considerations

The foregoing discussion does not address the State, local and foreign tax considerations of an investment in the Fund. Prospective investors are urged to consult their own tax advisors regarding those matters and all other tax aspects of an investment in the Fund. It should be noted that the Partners may be subject to State, local or foreign income, franchise or withholding taxes in those jurisdictions where the Fund is regarded as doing business. It also should be noted that it is possible that the Fund itself may be subject to State, local or foreign tax in certain jurisdictions.

Withholding on Foreign Financial Institutions and Non-U.S. Partners

The Foreign Account Tax Compliance Act (“FATCA”) is contained in Sections 1471 through 1474 of the Code (and the Treasury Regulations thereunder) and was originally enacted in 2010 as part of the Hiring Incentives to Restore Employment Act. FATCA will impose a U.S. withholding tax at a 30% rate on dividends paid after June 30, 2014 and on proceeds from the sale of Units paid after December 31, 2016 to “foreign financial institutions” (as defined under FATCA) and certain other foreign entities if certain due diligence and disclosure requirements related to U.S. accounts with, or ownership of, such entities are not satisfied or an exemption does not apply. If FATCA withholding is imposed, non-U.S. beneficial owners that are otherwise eligible for an exemption from, or a reduction of, U.S. withholding tax with respect to such distributions and sale proceeds would be required to seek a refund from the Internal Revenue Service to obtain the benefit of such exemption or reduction. The Fund will not pay any additional amounts in respect of any amounts withheld (under FATCA or otherwise).

ANY PERSON REVIEWING THIS DISCUSSION SHOULD SEEK ADVICE BASED ON SUCH PERSON'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUPS ACT

We are an emerging growth company. An emerging growth company is one that had total annual gross revenues of less than $1,070,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) during its most recently completed fiscal year. We would lose our emerging growth status if we were to exceed $1,070,000,000 in gross revenues. We are not sure this will ever take place.

Because we are an emerging growth company, we have the exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), we are now exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer. We are also not required to receive a separate resolution regarding either executive compensation or for any golden parachutes for our executives so long as we continue to operate as an emerging growth company.

We hereby elect to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1).

We will lose our status as an emerging growth company in the following circumstances:

·	The end of the fiscal year in which our annual revenues exceed $1.07 billion.

·	The end of the fiscal year in which the fifth anniversary of our IPO occurred.

·	The date on which we have, during the previous three-year period, issued more than $1.07 billion in non-convertible debt.

·	The date on which we qualify as a large accelerated filer.

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USE OF PROCEEDS

We are offering the Interests herein on a “minimum/maximum” basis. The Fund will raise a minimum of $1,000,000 prior to using proceeds from this Offering to acquire properties in the United States with a specific focus on markets in the states of Maryland, New Jersey, New York, Delaware, Virginia, and the District of Columbia. We expect to use the net proceeds from this Offering to pay for our operating costs in connection with this Offering, including marketing costs and on-going legal and accounting fees, and to finance costs associated with acquiring properties, such as broker price opinions, title reports, recording fees, accounting costs and legal fees.

The net proceeds to us from the sale of up to 500,000 Class A Interests offered at an offering price of $100 per Interest will vary depending upon the total number of Class A Interests sold. Regardless of the number of Class A Interests sold, we expect to incur Offering expenses estimated at approximately $580,000 for legal, accounting, marketing and other costs in connection with this offering. The table below shows the intended net proceeds from this offering, indicating scenarios where we sell various amounts of the Class A Interests. There is no guarantee that we will be successful at selling any of the securities being offered in this Offering. Accordingly, the actual amount of proceeds we will raise in this offering, if any, may differ.

The offering scenarios presented below are for illustrative purposes only and the actual amounts of proceeds, if any, may differ. The issuer reserves the right to change the use of proceeds at any time throughout the duration of the Fund.

	Minimum	25%	50%	75%	100%
Interests Sold	10,000	125,000	250,000	375,000	500,000
Gross Proceeds	$1,000,000	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Offering Expenses[1]	$100,000	$205,000	$330,000	$455,000	$580,000
Selling Commissions & Fees[2]	$0	$0	$0	$0	$0
Net Proceeds	$900,000	$12,295,000	$24,670,000	$37,045,000	$49,420,000
Management Fee[3]	$18,000	$245,900	$493,400	$740,900	$988,400
Acquisitions Fee[4]	$14,340	$211,467	$425,522	$639,397	$853,452
Acquisitions[5]	$717,000	$10,573,350	$21,769,500	$31,969,850	$42,672,600
Related Acquisition Costs[6]	$48,000	$721,000	$1,451,000	$2,181,000	$2,911,000
Working Capital[7]	$37,500	$218,750	$437,500	$656,250	$875,000
Legal and Accounting[8]	$65,000	$65,000	$65,000	$75,000	$75,000
Total Use of Proceeds	$999,840	$12,240,467	$24,971,922	$36,717,397	$48,955,452

(1)

These costs assume the costs related with completing this Form 1-A as well as those costs related to the services of a transfer agent, listing fees, marketing costs, our interim financial statements, and our legal costs ($580,000). It is expected that the Fund will reimburse these expenses to the General Partner without interest. The General Partner will only request reimbursement once the Fund has raised more than $1,000,000 and will limit such fees to $100,000 should only $1,000,000 be raised. The Fund expects such fees to be broken out as follows:

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	Minimum	25%	50%	75%	100%
Legal Fees	$50,000	$50,000	$50,000	$50,000	$50,000
Accounting Fees	$20,000	$20,000	$20,000	$20,000	$20,000
Organization and Blue Sky Fees	$5,000	$5,000	$5,000	$5,000	$5,000
Transfer Agent Fees	$1,500	$5,000	$5,000	$5,000	$5,000
Other Professional Fees	$4,000	$8,000	$8,000	$8,000	$8,000
Technology Costs	$7,500	$7,500	$7,500	$7,500	$7,500
Marketing	$12,000	$109,500	$234,500	$359,500	$484,500
TOTAL	$100,000	$205,000	$330,000	$455,000	$580,000

Technology fees will be paid to Crowdstreet for the use of their software for the purposes of processing subscriptions and account management. Computershare will act as our transfer agent with an initial cost of $1,500 and annual fee of $4,200. Thereafter, costs will be dependent on the number of investors at $3.50 per investor. It is intended that much of this will be an operational cost. The Fund has estimated that costs for marketing the offering will be less than 1% of the total amount raised.

(2)

The Fund does not intend on paying selling commissions or fees. In the event that the Fund enters into an agreement with a licensed broker dealer, this Offering and Use of Proceeds table will be amended accordingly.

(3)

The General Partner or its designated affiliate(s) will receive a management fee equal to 2% of the total aggregate capital commitments. Thereafter, the General Partner or its designated affiliate(s) will receive an asset management fee of 2% of the total Capital Contributions (less the allocable portion of Capital Contributions allocated to any Fund Asset subject to a Capital Transaction) until such time as the Fund is liquidated. For the avoidance of doubt, the first day of the month following the day on which a Capital Transaction occurs Management Fee will be calculated based on the total Capital Contributions less the allocable portion of capital attributable to the Capital Transaction. The Asset Management Fee shall be paid no more frequently than monthly, at the sole discretion of the General Partner. It is anticipated that these costs will be paid from cash generated from operations.

(4)	The General Partner will be paid a two percent (2%) Acquisition Fee based on the acquisition price of a property. This number assumes the leverage of the properties.

(5)	We plan to primarily purchase single-family, multifamily, and apartment complexes properties.

(6)

We believe acquisition related and closing costs could be between 1% and 3% of the value of the acquisition, with an average of 2%. These costs could include travel to states in which we purchase multifamily properties and commercial properties, research costs, closing costs, and other costs. Our ability to quantify any of the expenses is difficult as they will all depend on size of deal, price, due diligence performed (such as appraisal, environmental, property condition reports), legal and accounting, etc. We expect the related acquisition costs to be correlated with the price of the property.

(7)	Costs associated with portal costs, transfer agent fees and working capital for the next 12 months.

(8)	Costs for accounting and legal fees associated with being a public company for the next 12 months. It is anticipated that these costs will be paid from cash generated from operations.
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The Use of Proceeds sets forth how we intend to use the funds under the various percentages of the related offering. All amounts listed are estimates. The net proceeds will be used for ongoing legal and accounting professional fees (estimated to be between $65,000 and $75,000 depending on our money raise and acquisitions for the next 12 months), working capital for the creation of an investor portal for the next 12 months, and for the costs associated with acquiring properties, such as broker price opinions, closing costs, title reports, recording fees, accounting costs and legal fees. We determined estimates for ongoing professional fees based upon consultations with our accountants and lawyers, and operating expenses and due diligence costs based upon the General Partner’s real estate industry experience.

As of March 2, 2020, the General Partner has incurred $500 to the Fund for offering expenses and the balance will be paid by the General Partner regardless of the number of Interests sold. Our Offering expenses are comprised of legal and accounting expenses, SEC and EDGAR filing fees, printing and transfer agent fees. Our General Partner will not receive any compensation for their efforts in selling our Class A Interests.

The General Partner will pay the offering expenses of $580,000 regardless of the amount of Class A Interests we sell and will only be reimbursed if the Fund raises a minimum of $1,000,000. If we sell at least 10,000 Class A Interests, we believe that we will have sufficient funds to continue our filing obligations as a reporting company for the next 12 months. We intend to use the proceeds of this offering in the manner and in order of priority set forth above. We do not intend to use the proceeds to acquire the assets of or finance the acquisition of other businesses. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this Offering, we will issue an amended Offering reflecting the new uses.

In all instances, after the qualification of this Form 1-A, the Fund will need some amount of working capital to maintain its general existence and comply with its reporting obligations. In addition to changing allocations because of the amount of proceeds received, we may change the use of proceeds because of required changes in our business plan. Investors should understand that we have wide discretion over the use of proceeds. Therefore, management decisions may not be in line with the initial objectives of investors who will have little ability to influence these decisions.

Special Purpose Entities

Throughout the Offering Circular, in reference to “acquisitions,” the Fund intends to acquire interests in “special purpose entities,” also known as “SPEs.” The SPEs will hold title to property acquisitions. The Fund, in turn, will invest in the SPE.

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DESCRIPTION OF BUSINESS, PLAN OF OPERATIONS, AND INVESTMENT STRATEGY

Joyner Capital LP has commenced only limited operations, exclusively focused on organizational matters in connection with this offering. We intend on generating revenues from rents to tenants for multifamily, single-family, and apartment complexes throughout Qualified Opportunity Zones within the United States

We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause our plans to change. The Fund does not have any plans or arrangements to enter into a change of control, business combination or similar transaction or to change management.

The Fund’s plan of operations and investment strategy for the first twelve months and beyond following the commencement of this proposed offering will be to produce attractive risk adjusted returns by acquiring, repositioning, managing, operating and disposing of distressed, undervalued and value add single-family and multi-family properties and apartment complexes. The target markets and properties will generally possess the following criteria, although the Fund may invest in other target markets and assets (including commercial and single family) in which the General Partner feels confident that the assets can be effectively underwritten. The fund may also make loans on similar asset classes to affiliates and non-affiliates.

Type of Investment	Single, Multi & Apt. Properties
Property Class	B & C
No. of Units	2-300
Price	$10,000 to $5M
Target Markets	USA Opportunity Zones
Pro-Forma Cap Rate	8.5%+
Cash on Cash at Pro-Forma	12%+
Leverage	65-80%
IRR based on 10Yr Hold	25%
Existing Occupancy	0%-100%
Capital Improvement	$60,000-$2,000,000/Property

The General Partner believes that Fund performance will be enhanced by focusing its performance strategies on how each property drives cash flow. When analyzing potential acquisitions, the General Partner will look for transactions where its particular skill set will create value post-acquisition and throughout the holding period during which the asset management team will continue to focus on consistently applying the Fund's strategy.

The General Partner shall actively seek to acquire properties that are in Qualified Opportunity Zones which will enable Investors to achieve substantial tax advantages on their Capital Gains if they choose to reinvest their gains in the Fund or another Qualified Opportunity Fund. Opportunity Zones were enacted into Federal Law through the Tax Cuts and Jobs Act of 2017 to spur private investment in distressed communities across the United States. The program provides a Federal Tax incentive for investors, who invest in real estate projects and operating businesses located in designated low-income communities through deferral and partial tax reductions of reinvested capital gains, and forgiveness of tax on new capital gains. Investors interested in taking advantage of an Opportunity Zone tax benefit must invest realized capital gains into a Qualified Opportunity Fund within 180 days that the capital gains are realized. The tax benefits associated with a Qualified Opportunity Fund are three fold: (i) Deferral on the original capital gains taxes invested in a Qualified Opportunity Fund until December 31, 2026 (or the sale of the investment); (ii) Reduction of capital gains tax on the original capital gain investment by 10 percent after a 5-year hold and 15 percent after a 7-year hold; (iii) Tax-free appreciation on the original capital gains if an investment is held for at least 10 years; the investor pays no capital gains taxes on appreciation in the investment above the original capital gains investment.

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The Fund may also purchase additional properties or make other real estate investments in other property types including office, retail and industrial properties so long as such properties are cash flow positive, thus providing for a monthly distribution to the Unitholders. It is expected that the proceeds from this Offering will initially be used to purchase single-family, multifamily, and apartment complexes in qualified opportunity zones.

We believe that there is an opportunity to create attractive total returns by employing a strategy of investing in a portfolio of such investments which are well-selected, well-managed and disposed of at an optimal time. Our principal targeted assets are investments in properties if compelling opportunities arise that present superior opportunities for above-market returns, that have quality construction and desirable locations which can attract quality tenants. These types of investments are, or relate to, properties generally located in central business districts or suburban markets of primary and secondary metropolitan cities.

Due Diligence & Financing

When the Fund identifies a location or a potential property, it will secure the necessary financing, sign a contract and place an escrow deposit to be held with the designated escrow agent. The Fund will take the time necessary to complete all its due diligence to the property including: site inspection, reviewing all leases, income and expenses, as well as securing a first mortgage on the property. After the due diligence process has been completed, the Fund will determine whether the property is suitable or not. If property is not suitable, the Fund will cancel the contract and look for the next opportunity.

Refinancing

After owning and managing the property for a reasonable period of time the Fund will analyze the market conditions in the area where the project is located. Simultaneously, we will investigate current interest rates. The Fund will then decide whether the property should be maintained, refinanced, restructured (i.e. condominium conversion), or sold (disposition).

Real Estate Investment Life Cycle

As shown below, the life cycle of an investment real estate property varies on an individual property basis, but generally all properties experience periods of development, stabilization, and decline. The art of real estate investment is determining at what cycle to invest and ultimately when to exit. A large part of being an effective real estate investor is knowing when to leave and not holding on to the property too long. It is the view of the Fund that understanding and capitalizing on each period will maximize returns to investors.

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The Fund intends to purchase properties which the General Partner believes will generate income from rents, as well as, growth from subsequent improved valuations. The Fund will concentrate its investments on properties that:

◾	Primarily, increase value of the property through increasing streams of income through third-party management.

The Fund intends to concentrate its investments on real estate properties that:

◾	Tend to be below prevailing geographical market values; and
◾	Provide reasonably anticipated returns to investors.

The General Partner acknowledges that value of real estate markets constantly shift. The Fund will remain cognizant of changes to the market and will adjust strategies as appropriate in order to best serve our investment partners as stewards of their capital and their trust. While the General Partner anticipates achieving this investment objective in the timeframe referenced, it is possible that the time frame may be longer than anticipated and an Investor should be financially capable of having their money invested in the Fund for an indefinite period of time.

MARKET OUTLOOK AND OPPORTUNITY

The General Partner believes that there is a market opportunity due to the following factors:

Affordable Housing Crisis

The United States is facing an affordable housing crisis. Nearly two-thirds of renters nationwide say they can’t afford to buy a home, and saving for that down payment isn’t going to get easier anytime soon: According to research from the advocacy group Home1, 11 million Americans (roughly the population of New York City and Chicago combined) spend more than half their paycheck on rent. Harvard researchers found that in 2016, nearly half of renters were cost-burdened (defined as spending 30 percent or more of their income on rent), compared with 20 percent in 1960.

The National Low Income Housing Coalition found that a renter working 40 hours a week and earning minimum wage can afford a two-bedroom apartment and not be cost-burdened in exactly zero counties nationwide. Even as the economy continues to grow and the housing market rebounds from the Great Recession, Americans face widening inequality, and, for many, an inability to comfortably pay for housing as wage growth stagnates and housing costs continue to climb. The answer to rent being too expensive is to create more housing opportunities in areas that need it the most (i.e. qualified opportunity zones).

Rental Rates continue to rise as vacancy rates decline

Rent growth is pacing just ahead of the overall rate of inflation, which stands at 2.6%1as of the latest data release and is a bit slower than growth in GDP which has increased by 2.9% over the past twelve months. Further, rents continue to increase in 57 of the 100 largest cities in the US.2

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1 http://www.kiplinger.com/article/business/T019-C000-S010-inflation-rate-forecast.html

2 http://www.apartmentlist.com/rentonomics/march-2018-rent-report/

Slow Down in Population Growth

Although demand for housing has been high, the population growth has slowed down and the average size of households is lower than previously. 2016 saw the slowest population increase since 1937 at 0.7 percent for the year. For the 20 years prior to the last recession, growth averaged 1.2 percent. At 0.7 percent growth, new demand is just 58 percent of what it would be at 1.2 percent population growth. It is expected that the population will grow by about 2.278 million people within the next year.3

Despite the slowdown in population growth, there is still growth with an estimated need for 1.183 million in housing units. According to the National Multifamily Housing Council (NMHC) released research that suggests a need to adapt to the shifting demographics and psychographics of the renter population in order to effectively meet the demand for 4.6 million new apartment units by 2030.4

Echo Boomers Entering Rental Market

Rental demand is expected to grow rapidly through 2020 as the echo boomers enter prime renter age. Immigration is bringing millions of additional renters into the market as well.

Changes in New Supply

In the past year, there has been an increase in building on an average basis over previous years since the Great Recession. It may be expected that rent growth will continue soften in 2018 while the lack of affordable rentals will continue in accordance with predicted housing market trends for 2018.5 The country is seeing the highest level of new-supply since the late 1980’s.

The number of renter households in the U.S. increased by 19.2% between 2005 and 2016, from under 37 million to nearly 45 million. During the same period, the number of owner households increased by 0.9%, from 74 million to 75 million. Despite millennial movement into homeownership, Apartment List predicts the overall number of renter households will continue to grow.5

 Joint Venture Partners

The Fund may acquire Properties or other real estate related investments from, or invest, co-invest, joint venture or participate with, affiliates of our General Partner or other real estate developers and investors, as determined by the General Partner in its sole discretion. The purchase price of any Property or real estate related investment acquired from or sold to an affiliated party will be based upon the fair market value of the asset established by a third-party appraisal or fairness opinion that is dated within the last 120 days prior to the transaction.

The General Partner has relationships with real estate entrepreneurs (“sponsors”) with whom it may, in some limited circumstances, seek to co-invest, joint venture or otherwise participate in certain investments that either the Fund identifies, or the sponsor identifies. In the event of such co-investments or participation, including transactions with affiliates, the General Partner will seek to secure such investments on behalf of the Fund so that it is within the investment and return goals of the Fund.

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3  http://www.forbes.com/sites/billconerly/2017/09/20/housing-forecast-2018-2019-declining-new-demand/#1228bc1658c6

4 http://www.nmhc.org/News/NMHC-Releases-Data-and-Insights-on--The-Apartment-of-Tomorrow/#36

5 http://www.multifamilyexecutive.com/property-management/apartment-trends/housing-market-trends-2017-year-in-review-2018-outlook_o

However, in some instances, these sponsors may require a right to receive a priority or pari-passu of return. In such event, the General Partner will have the discretion to decide if the projected returns to the Fund, after risk adjusting for such priority, warrant proceeding with the investment.

When and if the General Partner utilizes its relationships with such sponsors, separate promote structures may be established between the General Partner and the co-investor or participant, which may directly benefit the General Partner or an affiliate of the General Partner, separate from any compensation the General Partner may earn as General Partner of the Fund. Any separate benefit shall be paid directly to the General Partner or by the co-investors and participants, and not from the Fund’s funds or its General Partner.

In some circumstances, the General Partner may elect to co-invest with a third-party that the General Partner also controls or has some control. The Fund will take the same approach with a third-party as if entering into the transaction with a sponsor as discussed above.

We expect to use the net proceeds from this offering for ongoing legal, accounting, and professional fees, and working capital and to finance costs associated with acquiring real estate, such as market appraisals, title and recording fees, broker fees, if any, legal fees and closing costs which, in the aggregate, typically amount to 1% to 3% of the purchase price of the property acquired, with an average of 2%. However, it is difficult to estimate how much will be required in the next 12 months to implement our business plan.

Financing Strategy

Once the proceeds of this Offering have been fully invested, the Fund expects our debt financing will be in the range of approximately 60% to 80% of the aggregate value of real estate investments and other assets. Financing for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at such later time as the management determines to be appropriate.

In addition, debt financing will be used routinely for property improvements, lease inducements, tenant improvements and other working capital needs, including the payment of distributions. Additionally, the amount of debt placed on an individual property or related to a particular investment, including our pro rata share of the amount of debt incurred by an individual entity in which the Fund invests, may be less than 60% or more than 80% of the value of such property/investment or the value of the assets owned by such entity, depending on market conditions and other factors. The Fund intends to limit borrowing to no more than 75% of the value of the Fund’s assets.

Exit Strategies

The General Partner intends to operate the Fund for up to ten (10) years. The General Partner may employ multiple exit strategies including, but not limited to:

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1. Sale of Properties. If the market allows for a successful sale of the properties to third parties or to Affiliate of the General Partner so that the Unitholders may realize appreciation, the Fund will look to sell all of the properties owned by the Fund to such third-party or Affiliates of the General Partner.

2. Refinance the Properties and hold. The General Partner expects the Properties owned by the Partnership will have leverage not to exceed a 80% loan-to-value ("LTV") ratio. If the then appraised values of the Properties show all Unitholders may receive: a) their return of capital, and b) realized appreciation on the properties, the Fund may elect to refinance the properties and return capital and any remaining appreciation.

3. Sale to a Public Real Estate Investment Trust. The General Partner may find that the properties are attractive purchases for certain public Real Estate Investment Trusts. The General Partner may elect to a) sell the properties outright to the individual trust; b) sell the properties to the real estate investment trust in exchange for equity in the trust (stock) and cash (depending on the appreciation value); or c) create its own real estate investment trust to which the properties may be sold or exchanged. Note: if the Unitholders were to receive stock of the purchaser real estate investment trust in exchange for their Interests, the Unitholders may be able to sell their shares on the public exchange of which the public real estate investment trust is traded, so long as it is traded.

4. Bulk Sale to an Institution. The Fund may find an institution is interested is interested in purchasing all of the Fund’s properties. The General Partner may elect to take such an option, even at a discount, to ensure that all properties are sold in a timely fashion and so long as it is in the best interest of the Fund.

The Fund will make a decision regarding the appropriate exit strategy at the time in accordance with market conditions.

Milestones

We hope to reach the following milestones in the next 12 months:

•	March 2020 - Complete our Form 1-A qualification statement.
•	April 2020 - Begin fundraising.
•	June 2020 - Reach minimum raise requirement of $1,000,000; search for properties to purchase.
•	July 2020 - Purchase first property.
•	Summer 2020 to Winter 2021 – continue to fund raise and purchase properties
•	March 1, 2021 be fully funded and be fully invested.

Acquisition will depend highly on our funds, the availability of those funds, availability of assets that meet or investment criteria and the size of the assets to be acquired.

Competition

We will face competition from other owners, investors and developers that are looking to acquire similar properties and who may implement or are already implementing a similar business plan to ours. Further, we may be at a disadvantage to our competition who may have greater capital resources than we do, specifically cash. It has become increasingly difficult to obtain lending on many properties and those developers that are able to close without financing and pay the full purchase price of a property in cash may be able to close on more properties or will be able to negotiate better purchasing terms.

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DESCRIPTION OF PROPERTY

The Fund currently does not own or possess any interest to any property.

SELECTED FINANCIAL DATA

The following summary financial data should be read in conjunction with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION” and the Financial Statements and Notes thereto, included elsewhere in this Offering Circular. The statement of operations and statement of assets, liabilities and Unitholders' equity data from inception through the period ended March 2, 2020 is derived from the audited financial statements found in the exhibits shown at the end of this Circular.

At March 2, 2020

TOTAL ASSETS	$500

TOTAL LIABILITIES	$500

TOTAL UNITHOLDERS’ EQUITY	-

TOTAL LIABILITIES AND UNITHOLDERS’ EQUITY	$0

Inception (January 6, 2020) to March 2, 2020

Revenues	$0

Expenses	$0

Net Income (Loss)	$0

Earnings per Interest	$.0

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto contained elsewhere in this Offering Circular.

Critical Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to take advantage of this extended transition period, and thus, our financial statements may not be comparable to those of other reporting companies. Accordingly, until the date we are no longer an “emerging growth company” or affirmatively opt out of the exemption, upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

Cautionary Statement Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

Results of Operations

For the period ended March 2, 2020 (audited)

We generated no revenues for the period ended March 2, 2020. We do not have any current activities. We have generated expenses of $0 from inception (January 6, 2020) to March 2, 2020.

Total expenses

From inception (January 6, 2020) to March 2, 2020, we have not generated any expenses.

Assets

We currently have $500 in deferred offering costs.

Liabilities

We currently have $500 in related party advances.

Liquidity and Capital Resources

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As of March 2, 2020, the Fund had $0 in cash and total liabilities of $500. The Fund hopes to raise $50,000,000 in this Offering with a minimum of $1,000,000 in funds raised. If we are successful at raising the minimum amount of this Offering, we believe that such funds will be sufficient to fund our expenses over the next twelve months which we currently estimate to be $100,000. Although we intend on identifying single-family, multifamily, and apartment complexes/properties for acquisition with our proceeds, there is no guarantee that we will acquire any such investments. Acquisition will depend highly on our funding, the availability of those funds, the availability of the aforementioned real estate properties that meet our investment criteria and the size of such liens to be acquired. Upon the qualification of the Form 1-A, the Fund plans to pursue its investment strategy. There can be no assurance of the Fund’s ability to do so or that additional capital will be available to the Fund. If so, the Fund’s investment objective of acquiring said aforementioned properties will be adversely affected and the Fund may not be able to pursue an acquisition opportunity if it is unable to finance such acquisitions. The Fund currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Related Party Transactions

Since our formation, we have raised capital from our General Partner. The General Partner has provided cash for the Fund’s startup costs of which, $500 has already been recorded as of the date of the financial statements of the Fund (March 2, 2020.) This was recorded as a related party advance from the General Partner. It is expected that the General Partner will be reimbursed for these expenses and other expenses to be incurred in connection with this Offering. The General Partner will only request reimbursement once the Fund has raised more than $1 million.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

None.

Employees

Our General Partner is Joyner Enterprises LLC. LeMont Joyner, II is the Chief Executive Officer and Managing Director of our General Partner and devotes a significant portion of his working hours to Joyner Capital without a salary. For more information on our personnel, please see "GENERAL PARTNER, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS." LeMont Joyner, II will coordinate all of our business operations. Joyner Enterprises LLC has provided the working capital to cover our initial expenses. We plan to use consultants, attorneys, accountants, and other personnel, as necessary. We believe the use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having salaried employees. Any expenses related to the Offering will be charged to the Fund. For example, any costs associated with raising capital such as escrow, transfer, marketing, audit, legal, and technology fees will be borne by the Fund. However, those costs associated with overall management of the Fund and the management and acquisition of the properties shall be borne by the General Partner except those capitalized expenses related to specific properties.

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Our General Partner is spending the time allocated to our business in handling the general business affairs of the Fund such as legal, tax, and accounting issues, including review of materials presented to our auditors, working with our counsel in preparation of filing our Form 1-A, developing our business plan and researching investment opportunities. Upon qualification and successful capital raise, Joyner Enterprises LLC will hire additional staff and employees that will devote additional working hours to the Fund.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Joyner Enterprises, LLC is the General Partner of the Fund. The Principals and Manager of the Fund’s General Partner are as follows:

Name	Position	Age	Term of Office	Approximate working hours per week
LeMont Joyner, II	Chief Executive Officer and Managing Director	31	Jan 2020 - Indefinite	50

The General Partner of the Fund is Joyner Enterprises, LLC, a Delaware limited liability company. Joyner Enterprises LLC is led by its Management Team encompassed of LeMont Joyner, II, Esq. From time to time LeMont Joyner, II shall seek advice and guidance from LeMont Joyner MSPH, and Simeon Joyner BS. All three men were born and raised in Baltimore, Maryland and have a combined sixty years of real estate acquisition and investing experience. Throughout their investing careers the Management Team has created an extensive network of realtors, local general contractors, law firms, accounting firms, title and insurance firms, escrow management firms, financial institutions and well-established business relationships that will tremendously serve and aid to the success of the Fund.

LeMont Joyner II is a graduate of Washington and Lee University School of Law where he concentrated his legal studies on securities and corporate  law. Prior to founding Joyner Capital LeMont, II worked as a strategy consultant at Booz Allen Hamilton where he assisted the firm’s clients on their financial management practices.

LeMont  Joyner and Simeon Joyner are both graduates of Morgan State University. As native sons of Baltimore, life-long Maryland residents, and experienced real estate investors, LeMont and Simeon have gathered immense knowledge on real estate investing and its many avenues to profitability and wealth building. Through their expansive knowledge LeMont and Simeon are able to assist Joyner Capital LP in determining which areas in the United States are ripe for development and real estate investment.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Joyner Enterprises, LLC is the General Partner of the Fund. The compensation structure of the Principals and Manager of the Fund’s General Partner are as follows:

Name	Title	Cash Compensation	Other Compensation	Total Compensation
LeMont Joyner, II	Chief Executive Officer and Managing Director	$0	2% Fund Management Fee; 2% Acquisition Fee; 2% Disposition Fee; Catch-Up 9th and 10th Percent; Carried Interest 80/20 Split thereafter. 20 to the General Partner	Dependent on Fund Performance

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this Offering.

Title of Class	Name of Beneficial Owner	Percent Before Offering	Percent After Offering
Class A Common Units	Joyner Capital LP	0%	0%
	Prospective Investors and Unitholders	0%	0% - 100%

No entity or partner currently owns any Class A Common Units in the Fund. Class A Common Units are being sold through this Offering. “Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this Offering.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There have been no transactions or any current proposed transactions within the life of the Fund up to the date of this offering circular to which the issuer, or any of its subsidiaries was or is to be a participant in.

SECURITIES BEING OFFERED

We are offering 500,000 Class A Common Units at $100 per Unit. Purchasers shall, upon acceptance by the General Partner of their Subscriptions, become Limited Partners in the Fund. The monetary investment that is used to purchased Units will be made immediately available to the Fund once the Fund raises a minimum of $100,000 (“Minimum Offering”) in a designated bank account. Funds will be used for acquiring real estate assets throughout the United States as well as for working capital.

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Class A Common Units	Price to Investors	Underwriting Discounts and Commissions	Proceeds to Issuer	Proceeds to Other Persons
Per Unit or Interest	$100	$0.00	$100	$0.00
Minimum Dollar Amount	$100	$0.00	$100	$0.00
Maximum Dollar Amount	$50,000,000	$0.00	$50,000,000	$0.00

All Class A Common Unitholders are entitled to the Fund’s Distributable Cash pro rata to their respective Capital Contributions in the following order and priority: (i) General Partner Management Fee: Firstly, the General Partner or its designated affiliate(s) will receive an annual fee equal to 2% of the sum of the aggregate Capital Commitments plus the fair market value of the Fund’s Assets Under Management. Thereafter, the General Partner or its designated affiliate(s) will receive an annual fee of 2% of the total Invested Capital (as defined in the Partnership Agreement) of all outstanding investments of the Fund, if to the extent that the General Partner has reserved Unfunded Commitments for future call beyond the Investment Period, the fee base shall include such Unfunded Commitments; (ii) Return of Capital: Secondly, to the Limited Partners and/or Investors (pro rata to their respective Capital Contributions) until they have received their entire initial investment; (iii) Preferred Return: Thirdly, investors of the Fund shall receive a cumulative return of eight percent (8%) per annum compounded annually of such Investor’s average Adjusted Capital Contributions for each Fiscal Year calculated from the day the capital is deployed by the Fund to purchase assets to the date capital is received back by the Fund; (iv) Catch Up: Fourthly, after the General Partner has provided the Limited Partners and/or Investors with the aforementioned Preferred Return, the General Partner shall receive a cumulative return of the ninth and tenth percent (9% and 10%) per annum compounded annually of the Fund’s Distributable Cash; and (v) Carried Interest 80/20 Split: Fifthly, any remaining Distributable Cash shall be split eighty percent (80%) to the Investors and twenty percent (20%) to the General Partner.

Class A Common Unitholders shall possess: no voting rights, limited transfer rights, no liquidation rights, no preemptive rights, no conversion rights, and no redemptive rights on their Class A Common Units unless an exception is granted by the General Partner or a situation arises as described in the Fund’s Partnership Agreement allowing a Class A Common Unitholder to perform an aforementioned action. Class A Common Unitholders shall not be party to any sinking fund provision, shall not be liable for a capital call contribution unless an exception is granted by the General Partner or a situation arises as described in the Fund’s Partnership Agreement allowing a Class A Common Unitholder to perform an aforementioned action.

The General Partner for Joyner Capital LP is Joyner Enterprises LLC. LeMont Joyner, II, Esq. is the Chief Executive Officer of Joyner Enterprises and shall sole discretion and authority over all day to day operations of the Fund, the Fund’s investment strategies, and anything pertaining to the Fund in whole and/or in part.

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The minimum accepted from any Subscriber is $100. Subscription funds may remain in the Fund’s segregated Subscription account for up to 180 days from the first date of deposit. Unless terminated by the General Partner earlier, this Offering terminates in 365 days after commencement of this Offering. The General Partner may extend this Offering in its sole discretion for an additional six-month period at which time, the General Partner will file the appropriate Offering Circular for qualification with the Commission. There are no provisions for the return of funds once the minimum of 1,000 Units are sold. No commissions will be paid for the sale of the Interests offered by the Fund.

No public market currently exists for our Units. The Fund will be managed by Joyner Enterprises, LLC, (the “General Partner”) a Delaware limited liability company, which is managed by LeMont Joyner. The Fund has set a minimum investment requirement of $100. We do intend to place the funds into a segregated account up to $1,000,000 that will be in the Fund’s name. This will not be an escrow account. Purchasers of our Units qualified hereunder may be unable to sell their securities, because there may not be a public market for our securities. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

The transfer of Units is limited. A Unitholder may assign, his, her or its Interests only if certain conditions set forth in the Partnership Agreement are satisfied. Potential subscribers of the Units should expect to remain in the Fund for ten (10) years. At, or around, the eighth year of operations, the General Partner will attempt to sell, refinance, or otherwise dispose of properties in order to return the initial investment of an Unitholder as shown in such Unitholder’s Capital Account Balance. The General Partner may, at its discretion, sell the properties to, among other potential purchasers, a third-party in order to redeem Unitholders within the ten-year expected time frame.

The Fund is considered an “emerging growth company” under Section 101(a) of the Jumpstart Our Business Startups Act (the “JOBS Act”) as it is an issuer that had total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year.

Since the Fund is an “emerging growth company” certain Risk Factors include:

·	We are an emerging growth fund with a limited operating history.

·	Subscribers will have no control in the Fund and will not have any voting rights. The General Partner or its affiliates will manage the day to day operations of the Fund.

·	We will require additional financing, such as bank loans, outside of this offering in order for the operations to be successful.

·	We have not conducted any revenue-generating activities and as such have not generated any revenue since inception.

·	Our offering price is arbitrary and does not reflect the book value of our Class A Common Units.

·	Investments in real estate and real estate related assets are speculative and we will be highly dependent on the performance of the real estate market.

·	The Fund does not currently own any assets.
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By purchasing Units, Subscribers are bound by the dispute resolution provisions contained in our Partnership Agreement which limits your ability to bring class action lawsuits or seek remedy on a class basis. The dispute resolution process provisions do not apply to claims under the federal securities laws. By agreeing to the dispute resolution process, including mandatory arbitration, investors will not be deemed to have waived the Fund’s compliance with the federal securities laws and the rules and regulations thereunder.

INVESTMENT POLICIES

In all types of investment, our policies may be changed by our General Partner without a vote by Unitholders. We will seek out single-family, multifamily, and apartment complexes/properties for purchase throughout the United States but with a focus on the east coast. We expect 100% of our portfolio will consist of real estate properties and at least 90% of our Assets Under Management will be in designated opportunity zones.

We intend to evaluate each property in the following manner:

1.	Obtain property information on its condition, estimated costs for rehabilitation, if any, and feasibility of possible improvements;
2.	Using historical rental rates and vacancy rates ;
3.

Obtain similar available information of comparable properties in the area including recent sales prices; analyzing rental values, vacancy rates and operating expenses; review crime statistics for the area; review school information; review economic data; review any other relevant market information; and

4.	Using the above information, perform analysis with hypothetical scenarios to determine expected profit.

Further, potential investors should be advised:

a)	We do not intend to issue senior securities.
b)	We will borrow money collateralized by our properties with up to an 80% value of our real estate assets.
c)	We have no intention of initiating personal loans to other persons.
d)	We have no intention of investing in the securities of other issuers for the purpose of exercising control.
e)	We have no intention to underwrite securities of other issuers.
f)	We may engage in the purchase and sale (or turnover) of investments that are not real estate related at some time in the future.
g)	We may offer our securities in exchange for property.
h)	We may acquire other securities of other funds so long as those funds are real estate related.
i)

We intend to make annual or other reports to security holders including 1-Ks, 1-SAs, 1-Us, and exit reports on Form 1-Z as deemed necessary. Such reports will include the required financial statements.

As market conditions change, our policies for both investments and borrowing will be evaluated and updated as necessary to safeguard Member equity and increase Member returns. We will update our Unitholders via 1-Us within a few business days, 1-SAs semi-annually, and other Member reports if there are any changes in our investment policy or our borrowing policies.

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POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS

Our policy with respect to our General Partner concerning certain transactions is as follows:

We do not intend on issuing senior securities but may at some time in the future. We have no interest, currently, in underwriting securities of others or purchasing securities or assets other than real property assets and securities. We may encumber our properties that we acquire with bank financing, but we intend that such financing will generally not exceed 80% of the value of the property.

Conflicts of Interest

Our General Partner and its affiliates experience conflicts of interest in connection with the management of our business. Some of the material conflicts that our General Partner and its affiliates face include the following:

1.	Our General Partner manages other investment opportunities outside of the Fund including those that have similar investment objectives as the Fund.
2.	The General Partner will most likely enlist the services of a third-party in order to manage our assets. The negotiation for the compensation for that third-party will be at market rates.
3.

The terms of our partnership agreement (including the General Partner’s rights and obligations and the compensation payable to our General Partner and its affiliates) were not negotiated at arm’s length.

Allocation of Investment Opportunities

1.

Identify suitable investments. Our other funds and entities also rely on these same key real estate professionals. Our General Partner has in the past, and expects to continue in the future, to offer other investment opportunities including offerings that acquire or invest in multifamily real estate, commercial real estate or real estate equity investments, and other select real estate related assets.

2.

These additional programs may have investment criteria that compete with us. If a sale, financing, investment or other business opportunity would be suitable for more than one program, our General Partner will allocate it using its business judgment. Any allocation of this type may involve the consideration of a number of factors that our General Partner determines to be relevant. The factors that our General Partner’s real estate professionals could consider when determining the entity for which an investment opportunity would be the most suitable include the following:

•	the investment objectives and criteria of our General Partner and other entities;
•	the cash requirements of our General Partner and other entities;
•	the effect of the investment on the diversification of our General Partner’s and other entities’ portfolio by type of investment, and risk of investment;
•	the policy of our General Partner and other entities relating to leverage;
•	the anticipated cash flow of the asset to be acquired;
•	the income tax effects of the purchase on our General Partner or the other entities;
•	the size of the investment; and
•	the amount of funds available to our General Partner or the other entities.
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3.

If a subsequent event or development causes any investment, in the opinion of our General Partner’s real estate professionals, to be more appropriate for another entity, they may offer the investment to such entity.

4.

Except under any policies that may be adopted by our General Partner, which policies are designed to minimize conflicts among the programs and other investment opportunities, no program has any duty, responsibility or obligation to refrain from:

•	engaging in the same or similar activities or lines of business as any program;
•	doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of any program;
•	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of any program;
•	establishing material commercial relationships with another program; or
•	making operational and financial decisions that could be considered to be detrimental to another program.

In addition, any decisions by our General Partner to renew, extend, modify or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit one program more than another or limit or impair the ability of any program to pursue business opportunities. In addition, third parties may require as a condition to their arrangements or agreements with or related to any one particular program that such arrangements or agreements include or not include another program, as the case may be. Any of these decisions may benefit one program more than another.

Receipt of Fees and Other Compensation by our General Partner and its Affiliates

Our General Partner and its affiliates will receive fees from us, which fees will not be negotiated at arm’s length. These fees could influence our General Partner’s advice to us as well as the judgment of affiliates of our General Partner. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of provisions in our Partnership Agreement involving our General Partner and its affiliates;
•	public offerings of equity by us, which will likely entitle our General Partner to increased acquisition fees, asset management fees and other fees;
•

acquisitions of investments at higher purchase prices, which entitle our General Partner to higher acquisition fees and asset management fees regardless of the quality or performance of the investment and, in the case of acquisitions of investments from other entities, might entitle affiliates of our General Partner to disposition fees in connection with services for the seller;

•	borrowings up to or in excess of our stated borrowing policy to acquire, which borrowings will increase asset management fees payable by us to our General Partner;
•	whether and when we seek to sell our Company or its assets; and
•	whether and when we merge or consolidate our assets with other companies, including companies affiliated with our General Partner.

No Independent Underwriter

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As we are conducting this offering without the aid of an independent underwriter, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities. See “Plan of Distribution.”

 TAX TREATMENT OF COMPANY AND ITS SUBSIDIARIES

The following is a summary of certain relevant federal income tax considerations resulting from an investment in the Fund but does not purport to cover all of the potential tax considerations applicable to any specific purchaser. Prospective investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law discussion is a general summary of certain federal income tax consequences of acquiring, holding and disposing of partnership interests in the Fund and is directed to individual investors who are United States citizens or residents and who will hold their interests in the Fund as “capital assets” (generally, property held for investment). It is included for general information only and is not intended as a comprehensive analysis of all potential tax considerations inherent in making an investment in the Fund. The tax consequences of an investment in the Fund are complex and will vary depending upon each investor’s individual circumstances, and this discussion does not purport to address federal income tax consequences applicable to all categories of investors, some of whom may be subject to special or other treatment under the tax laws (including, without limitation, insurance companies, qualified pension plans, tax-exempt organizations, financial institutions or broker-dealers, traders in securities that elect to mark to market, Unitholders owning capital stock as part of a “straddle,” “hedge” or “conversion transaction,” domestic corporations, “S” corporations, REITs or regulated investment companies, trusts and estates, persons who are not citizens or residents of the United States, persons who hold their interests in the Fund through a company or other entity that is a pass-through entity for U.S. federal income tax purposes or persons for whom an interest in the Fund is not a capital asset or who provide directly or indirectly services to the Fund). Further, this discussion does not address all of the foreign, state, local or other tax laws that may be applicable to the Fund or its partners.

Prospective investors also should be aware that uncertainty exists concerning various tax aspects of an investment in the Fund. This summary is based upon the IRS Code, the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder (including temporary and proposed Treasury Regulations), the legislative history of the IRS Code, current administrative interpretations and practices of the Internal Revenue Service (“IRS”), and judicial decisions, all as in effect on the date of this offering circular and all of which are under continuing review by Congress, the courts and the IRS and subject to change or differing interpretations. Any such changes may be applied with retroactive effect. Counsel to the Fund has not opined on the federal, state or local income tax matters discussed herein, and no rulings have been requested or received from the IRS or any state or local taxing authority concerning any matters discussed herein. Consequently, no assurance is provided that the tax consequences described herein will continue to be applicable or that the positions taken by the Fund in respect of tax matters will not be challenged, disallowed or adjusted by the IRS or any state or local taxing authority.

Prospective investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law.

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FOREIGN INVESTORS: NON-U.S. INVESTORS ARE SUBJECT TO UNIQUE AND COMPLEX TAX CONSIDERATIONS. THE FUND AND THE GENERAL PARTNER MAKE NO DECLARATIONS AND OFFER NO ADVICE REGARDING THE TAX IMPLICATIONS TO SUCH FOREIGN INVESTORS, AND SUCH INVESTORS ARE URGED TO SEEK INDEPENDENT ADVICE FROM ITS OWN TAX COUNSEL OR ADVISORS BEFORE MAKING ANY INVESTMENT.

Tax Classification of the Fund as a Partnership

General.

The federal income tax consequences to the investors of their investment in the Fund will depend upon the classification of the Fund as a “Partnership” for federal income tax purposes, rather than as an association taxable as a corporation. For federal income tax purposes, a partnership is not an entity subject to tax, but rather a conduit through which all items of partnership income, gain, loss, deduction and credit are passed through to its partners. Thus, income and deductions resulting from Company operations are allocated to the investors in the Fund and are taken into account by such investors on their individual federal income tax returns. In addition, a distribution of money or marketable securities from the Fund to a partner generally is not taxable to the partner unless the amount of the distribution exceeds the partner’s tax basis in his interest in the Fund. In general, an unincorporated entity formed under the laws of a state in the United States with at least two Unitholders, such as the Fund, will be treated as a partnership for federal income tax purposes provided that (i) it is not a “publicly traded partnership” under Section 7704 of the IRS Code and (ii) does not affirmatively elect to be classified as an association taxable as a corporation under the so-called “check the box” regulations relating to entity classification. The Fund is not currently a “publicly traded partnership” within the meaning of Section 7704 of the IRS Code for the reasons discussed below. In addition, the General Partner does not intend to affirmatively elect classification of the Fund as an association taxable as a corporation. Accordingly, the General Partner expects that the Fund will be classified as a partnership for federal income tax purposes.

Publicly Traded Partnership Rules.

Under Section 7704 of the IRS Code, a partnership that meets the definition of a “publicly traded partnership” may be treated as a corporation depending on the nature of its income. If the Fund were so treated as a corporation for federal income tax purposes, the Fund would be a separate taxable entity subject to corporate income tax, and distributions from the Fund to a partners would be taxable to the partners in the same manner as a distribution from a corporation to a shareholder (i.e., as dividend income to the extent of the current and accumulated earnings and profits of the Fund, as a nontaxable reduction of basis to the extent of the partner’s adjusted tax basis in his interests in the Fund, and thereafter as gain from the sale or exchange of the investors interests in the Fund). The effect of classification of the Fund as a corporation would be to reduce substantially the after-tax economic return on an investment in the Fund.

A partnership will be deemed a publicly traded partnership if (a) interests in such partnership are traded on an established securities market, or (b) interests in such partnership are readily tradable on a secondary market or the substantial equivalent thereof. As discussed in this offering circular, interests in the Fund (i) will not be traded on an established securities market; and (ii) will be subject to transfer restrictions set forth in the Partnership Agreement. Specifically, the Partnership Agreement generally prohibits any transfer of a partnership interest without the prior consent of the General Partner. The General Partner will consider prior to consenting to any transfer of an interest in the Fund if such transfer would or could reasonably be expected to jeopardize the status of the Fund as a partnership for federal income tax purposes.

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The remaining discussion assumes that the Fund will be treated as a Partnership and not as an association taxable as a corporation for federal income tax purposes.

Allocation of Partnership Income, Gains, Losses, Deductions and Credits

Profits and Losses are allocated to the partners under the Partnership Agreement. In general, Profits or Losses during any fiscal year will be allocated as of the end of such fiscal year to each partner in accordance with their ownership interests. Certain allocations may be affected to comply with the “qualified income offset” provisions of applicable Treasury Regulations relating to partnership allocations (as referenced below).

Under Section 704(b) of the IRS Code, a Company’s allocations will generally be respected for federal income tax purposes if they have “substantial economic effect” or are otherwise in accordance with the “member’s interests in the partnership.” The Fund will maintain a capital account for each Member in accordance with federal income tax accounting principles as set forth in the Treasury Regulations under Section 704(b), and the Partnership Agreement does contain a qualified income offset provision. The Partnership Agreement requires liquidating distributions to be made in accordance with the economic intent of the transaction and the allocations of Company income, gain, loss and deduction under the Partnership Agreement are designed to be allocated to the Unitholders with the economic benefit of such allocations and are in a manner generally in accord with the principles of Treasury Regulations issued under Section 704(b) of the IRS Code relating to the partner’s interest in the partnership. As a result, although the Partnership Agreement may not follow in all respects applicable guidelines set forth in the Treasury Regulations issued under Section 704(b), the General Partner anticipates that the Fund’s allocations would generally be respected as being in accordance with the Member’s interest in the Fund. However, if the IRS were to determine that the Fund’s allocations did not have substantial economic effect or were not otherwise in accordance with the Unitholders’ interests in the Fund, then the taxable income, gain, loss and deduction of the Fund might be reallocated in a manner different from that specified in the Partnership Agreement and such reallocation could have an adverse tax and financial effect on Unitholders.

Limitations on Deduction of Losses.

The ability of a Member to deduct the Member’s share of the Fund’s losses or deductions during any particular year is subject to numerous limitations, including the basis limitation, the at-risk limitation, the passive activity loss limitation and the limitation on the deduction of investment interest. Each prospective investor should consult with its own tax advisor regarding the application of these rules to it in respect of an investment in the Fund.

Basis Limitation. Subject to other loss limitation rules, a Member is allowed to deduct its allocable share of the Fund’s losses (if any) only to the extent of such Member’s adjusted tax basis in its interests in the Fund at the end of the Fund’s taxable year in which the losses occur.

At-Risk Limitation. In the case of a Member that is an individual, trust, or certain type of corporation, the ability to utilize tax losses allocated to such Member under the Partnership Agreement may be limited under the “at-risk” provisions of the IRS Code. For this purpose, a Member who acquires a Company interest pursuant to the Offering generally will have an initial at-risk amount with respect to the Fund’s activities equal to the amount of cash contributed to the Fund in exchange for its interest in the Fund. This initial at-risk amount will be increased by the Member’s allocable share of the Fund’s income and gains and decreased by their share of the Fund’s losses and deductions and the amount of cash distributions made to the Member. Liabilities of the Fund, whether recourse or nonrecourse, generally will not increase a Member’s amount at-risk with respect to the Fund. Any losses or deductions that may not be deducted by reason of the at-risk limitation may be carried forward and deducted in later taxable years to the extent that the Member’s at-risk amount is increased in such later years (subject to application of the other loss limitations). Generally, the at-risk limitation is to be applied on an activity-by-activity basis. If the amount for which a Member is considered to be at-risk with respect to the activities of the Fund is reduced below zero (e.g., by distributions), the Member will be required to recognize gross income to the extent that their at-risk amount is reduced below zero.

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Passive Loss Limitation. To the extent that the Fund is engaged in trade or business activities, such activities will be treated as “passive activities” in respect of any Member to whom Section 469 of the IRS Code applies (individuals, estates, trusts, personal service corporations and, with modifications, certain closely-held C corporations), and, subject to the discussion below regarding portfolio income, the income and losses in respect of those activities will be “passive activity income” and “passive activity losses.” Under Section 469 of the IRS Code, a taxpayer’s losses and income from all passive activities for a year are aggregated. Losses from one passive activity may be offset against income from other passive activities. However, if a taxpayer has a net loss from all passive activities, such taxpayer generally may not use such net loss to offset other types of income, such as wage and other earned income or portfolio income (e.g., interest, dividends and certain other investment type income). Member income and capital gains from certain types of investments are treated as portfolio income under the passive activity rules and are not considered to be income from a passive activity. Unused passive activity losses may be carried forward and offset against passive activity income in subsequent years. In addition, any unused loss from a particular passive activity may be deducted against other income in any year if the taxpayer’s entire interest in the activity is disposed of in a fully taxable transaction.

Non-Business Interest Limitation. Generally, a non-corporate taxpayer may deduct “investment interest” only to the extent of such taxpayer’s “net investment income.” Investment interest subject to such limitations may be carried forward to later years when the taxpayer has additional net investment income. Investment interest is interest paid on debt incurred or continued to acquire or carry property held for investment. Net investment income generally includes gross income and gains from property held for investment reduced by any expenses directly connected with the production of such income and gains. To the extent that interest is attributable to a passive activity, it is treated as a passive activity deduction and is subject to limitation under the passive activity rules and not under the investment interest limitation rules.

Limitation on Deductibility of Capital Losses. The excess of capital losses over capital gains may be offset against ordinary income of a non-corporate taxpayer, subject to an annual deduction limitation of $3,000. A non-corporate taxpayer may carry excess capital losses forward indefinitely.

Taxation of Undistributed Company Income (Individual Investors)

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Under the laws pertaining to federal income taxation of limited partnerships that are treated as partnerships, no federal income tax is paid by the Fund as an entity. Each individual Partner reports on his federal income tax return his distributive share of Company income, gains, losses, deductions and credits, whether or not any actual distribution is made to such member during a taxable year. Each individual Partner may deduct his distributive share of Company losses, if any, to the extent of the tax basis of his Units at the end of the Fund’s fiscal year in which the losses occurred. The characterization of an item of profit or loss will usually be the same for the member as it was for the Fund. Since individual Unitholders will be required to include Fund income in their personal income without regard to whether there are distributions of Fund income, such investors will become liable for federal and state income taxes on Fund income even though they have received no cash distributions from the Fund with which to pay such taxes.

Tax Returns

Annually, the Fund will provide the Unitholders sufficient information from the Fund's informational tax return for such persons to prepare their individual federal, state and local tax returns. The Fund's informational tax returns will be prepared by a tax professional selected by the General Partner.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

OFFERING PRICE FACTORS

Our offering price is arbitrary with no relation to value of the Fund. This offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the shares offered under this offering.

If the maximum amount of Class A Common Units is sold under this Offering, the purchasers under this Offering will own 100% of the Class A Interests outstanding.

If the minimum amount of Class A Common Units is sold under this Offering, the purchasers under this Offering will own 100% of the Class A Interests outstanding.

If the maximum amount of the Class A Common Units is sold the price per Interest value will be $100 per Interest for a total of $50,000,000.

If the minimum amount of the Class A Common Units is sold the price per Interest value will be $100 per Interest for a total of $1,000,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Fund utilizes office space provided at no cost from our General Partner. Office services are provided without charge by the Fund’s General Partner. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

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Phase of Operation	Basis for Fee	Amount of Fee

Acquisition Fee	Fees charged to the Fund as Properties are acquired	2.0% of the purchase price of the individual property. These fees are difficult to determine at this time.

Disposition Fee	Fees charged to the Fund as Properties are disposed of	2.0% of the sales price of the individual property. These fees are difficult to determine at this time.

Management Fee	Fees charged to the Fund for management of its investments

2.0% of the total amount of the Contributed Capital of all the Class A Common Unitholders, annualized, paid monthly. The total amount of fees that the General Partner may receive cannot be determined at this time. This fee may be paid monthly.

SELECTION, MANAGEMENT AND CUSTODY OF COMPANY’S INVESTMENTS

The Fund will typically engage a third-party property General Partner to manage properties. Generally, management costs will be a percentage of gross revenues not to exceed eight percent (8%.)

LIMITATIONS OF LIABILITY

As permitted by Delaware law, our Partnership Agreement provides:

•	we will indemnify our General Partner to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our General Partner; and

•

we will advance expenses to our General Partner in connection with a legal proceeding and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Offering as having prepared or certified any part of this Offering or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Class A Common Units was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

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MANAGEMENT FEE AND DISTRIBUTIONS

The General Partner or its designated affiliate(s) will receive an annual fee equal to 2% of the sum of the aggregate Capital Commitments plus the fair market value of the Fund’s Assets Under Management. Thereafter, the General Partner or its designated affiliate(s) will receive an annual fee of 2% of the total Invested Capital (as defined in the Partnership Agreement) of all outstanding investments of the Fund, if to the extent that the General Partner has reserved Unfunded Commitments for future call beyond the Investment Period, the fee base shall include such Unfunded Commitments.

Waterfall

The Fund shall distribute its Distributable Cash in the following order and priority: (i) General Partner Management Fee: Firstly, the General Partner or its designated affiliate(s) will receive an annual fee equal to 2% of the sum of the aggregate Capital Commitments plus the fair market value of the Fund’s Assets Under Management. Thereafter, the General Partner or its designated affiliate(s) will receive an annual fee of 2% of the total Invested Capital (as defined in the Partnership Agreement) of all outstanding investments of the Fund, if to the extent that the General Partner has reserved Unfunded Commitments for future call beyond the Investment Period, the fee base shall include such Unfunded Commitments; (ii) Return of Capital: Secondly, to the Limited Partners and/or Investors (pro rata to their respective Capital Contributions) until they have received their entire initial investment; (iii) Preferred Return: Thirdly, investors of the Fund shall receive a cumulative return of eight percent (8%) per annum compounded annually of such Investor’s average Adjusted Capital Contributions for each Fiscal Year calculated from the day the capital is deployed by the Fund to purchase assets to the date capital is received back by the Fund; (iv) Catch Up: Fourthly, after the General Partner has provided the Limited Partners and/or Investors with the aforementioned Preferred Return, the General Partner shall receive a cumulative return of the ninth and tenth percent (9% and 10%) per annum compounded annually of the Fund’s Distributable Cash; and (v) Carried Interest 80/20 Split: Fifthly, any remaining Distributable Cash shall be split eighty percent (80%) to the Investors and twenty percent (20%) to the General Partner.

FUND STRUCTURE

The General Partner has endeavored to structure this Fund in a way that balances the General Partner’s need for flexibility, autonomy, and control with respect to Fund policies and investment decisions with the Investor’s natural desire for safety, oversight, and transparency. We have considered the Fund’s fee structure, administrative procedures, and third-party service providers including Fund administration, accounting, and auditing services, and have attempted to create a beneficial and proper alignment of interests between the General Partner and the Investors.

The Fund is organized as a Delaware limited partnership. The Fund is making an offering that is exempt from registration under Regulation A of the Securities Act of 1933 (the “Act” or “Securities Act”). The Fund is open to both United States and foreign Investors.

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Investor Suitability Standards

This is an offering which is being made only by delivery of a copy of this Circular. Furthermore, with respect to U.S. Investors, the Offering and sales of the Investments offered hereby will be made only to persons and/or entities who meet or exceed certain suitability standards which have been adopted by the Fund for the purpose of determining who will be permitted to invest. Subscription Agreements from prospective Investors will be accepted or rejected by the General Partner. The General Partner reserves the right to reject any Subscription Agreement for any reason.

Investment Options

Investors shall acquire equity ownership in the Fund and shall become Partners of the Fund. By executing a Subscription Agreement, an Investor unconditionally and irrevocably makes a commitment to contribute capital in accordance with the terms set forth in the Subscription Agreement and Partnership Agreement or Intercreditor Agreement as applicable. The Fund’s Maximum Offering of $50,000,000 in Investor capital, may be adjusted in the sole discretion of the General Partner. The General Partner may raise or lower the Maximum Offering during the lifetime of the Fund.

SUMMARY OF FUND TERMS

The Fund: Joyner Capital LP (the “Fund”), a newly formed Delaware limited partnership.

General Partner: Joyner Enterprises LLC (the “General Partner”), a Delaware limited liability company.

Investment Objective: The Fund’s targeted IRR is 25% over the life of the Fund, after payment of General Partner’s fees and other expenses borne by the Fund. There can be no assurance that such targeted returns will be achieved.

Investment Strategy: The Fund will seek to achieve its objective by utilizing the General Partner’s performance strategies and practices in the acquisition, leasing and repositioning of distressed, undervalued and value add multi-family properties. Project investments may be individual or multiple properties and will generally consist of Class B & C assets with 3-300 units and range in price from $10,000 to $5,000,000. Target markets are in qualified opportunity zones in the United States.

Offering Size: The Fund offers, to a limited number of prospective investors, the opportunity to make Capital Commitments to, and become partners of, the Fund (the “Partners”). The Fund is seeking total Capital Commitments of $50 million and will expand the size of the Fund to no more than $50 million at its discretion. The Fund may hold multiple closings.

Closings: Subsequent to obtaining commitments of at least $1 million, the Fund will hold an initial investor closing which is expected to occur during the third quarter of 2020 (the “Initial Closing”). Closings after the Fund’s Initial Closing will take place as described below in “Subsequent Closings.” In no event, however, will closings occur more than 30 months after the Initial Closing. The date of the final closing for the Fund is referred to herein as the “Final Closing Date.” The General Partner has the right to initiate Initial Closings proceedings before the Fund obtains capital commitments of at least $1 million and/or at an earlier time period than the third quarter of 2020.

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Subsequent Closings: At the discretion of the General Partner, Partners may be admitted after the Initial Closing or may increase their Capital Commitments (each, a “New Partner” with respect to its new or additional Capital Commitment). Each New Partner will (i) pay to the Fund its pro rata share of contributions made by the previously admitted Partner as of the date such New Partner is admitted to the Fund, less any distributions made to the previously admitted Partners as a return on invested capital and (ii) pay to the Fund, as agent for the previously admitted Partners, interest thereon at a rate equal to higher in General Partner’s discretion, 8% per annum or calculated from the date of the fund’s initial closing for each prior capital contribution from the date of such contribution. Such amounts will be allocated to previously admitted Partners, pro rata, in proportion to their capital contributions and the respective unfunded Capital Commitments (each an “Unfunded Commitment”) of such previously admitted partners will be increased by the portion of its Capital Contributions deemed sold to the new Partners. The interest portion and equity portion will be deemed paid to such existing partners by the New Partners outside the Fund and will not constitute a capital contribution by the New Partners (or reduce their Capital Commitments). Payments made by the New Partners and allocated to the previously admitted Partners shall be treated as income to the previously admitted Partner and an expense to the New Partner.

Use of Proceeds: The Fund will invest, directly or indirectly, in the investments. The Fund will also use the offering proceeds to pay or reimburse the General Partner and its affiliates for legal, accounting, due diligence and other expenses relating to the formation or operation of the Fund, to pay fees to the General Partner as described herein, to provide working capital for the Fund and to establish reasonable reserves to meet the Fund’s obligations.

Investment Period: The investment period shall mean the period commencing on the Initial Closing and expiring on the tenth anniversary of the Final Closing Date, unless terminated sooner pursuant to the Partnership Agreement (the “Investment Period”). At the expiration of the Investment Period, any uninvested capital contributions held by the Fund will be either set aside for a specific use or returned to the Partners, and, except to the extent set forth below, the Partners will be released from any further obligation to fund Capital Commitments. After the Investment Period and subject to certain limitations set forth in the Partnership Agreement, the General Partner may draw down Unfunded Commitments for purposes including but not limited to the following: (A) for the purpose of (i) paying amounts owing or that come due under any credit facility obtained by the Fund or any of its subsidiaries, to the extent secured by Capital Commitments, regardless of whether such borrowing occurred before or after the termination of the Investment Period, (ii) satisfying obligations under existing guarantees, indemnities, covenants or other undertakings, and (iii) funding amounts for investments with respect to which the Fund has entered into a written letter of intent, option, agreement in principal, definitive agreement or other written commitment prior to the date upon which the Investment Period terminated.

Term of the Fund: The Fund’s term will be twelve (12) years from the date of the Initial Closing; provided, however, that the term may be reduced or extended if General Partner deems appropriate.

Investment Limitations: Geographic Limitation. The Fund’s Capital Commitments shall be invested primarily in qualified opportunity zones in the United States. Diversification. Subject to certain exceptions and grace periods, no more than the greater of 25% of the Fund's Capital Commitments (determined as of the Final Closing Date) may be invested in any single investment (each individual asset in a portfolio acquisition will constitute a separate investment for all purposes). Leverage. The Fund may only incur debt or otherwise leverage its direct and indirect assets if, thus thereof, the aggregate amount of all its indebtedness does not exceed 75% of the aggregate fair market value of all its direct and indirect assets upon stabilization of such assets. The Fund shall not be required to comply with the above limitations until the later of (i) six (6) months after the Final Closing Date or (ii) December 31, 2020.

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Capital Contributions: Capital Commitment. Each Partner will agree to pay capital commitments in cash up to the aggregate amount of its Capital Commitment. Initial Capital Contribution. At the Initial Closing, Partners may be required to contribute capital to pay offering, organizational, and other operating expenses and to acquire investments, as determined in the good faith discretion of the General Partner. The initial capital contribution will be payable upon not less than twenty (20) days’ notice (the “Due Date”) to the Partners. For purposes of determining an Investors’ return of capital, capital contributions will be deemed made upon the later of (i) the Fund's receipt of the capital contributions, or (ii) the Due Date for such capital contributions. Capital Calls. Subject to the exceptions described above in “Investment Period” and in the Partnership Agreement, capital calls may be made by the General Partner to the Partners through the expiration of the Investment Period upon not less than twenty (20) days' prior notice. Subject to the notice requirements, the General Partner may amend, delay or rescind a capital call prior to its Due Date. Any such action will have no effect on a subsequent capital call. No Partner will have the right to make any capital contribution not called by the General Partner. Further, no Partner shall be obligated to contribute, and General Partner shall have no authority to call, any capital beyond such capital that has been committed. No Right to Redemption of Interests or Return of Capital Contributions. Except as provided in the Partnership Agreement no Partner shall have the right to withdraw from the Fund or require that the Fund redeem all or any portion of such Partner’s Interest. No Partner shall have a right to receive a return of its Capital Contributions or a dividend in respect of such Partner’s Interest from any specific assets of the Fund. Each Partner waives any right which it may have to cause a partition of all or any part of the Fund’s assets.

Consequences and Remedies upon a Capital Default: Upon any Capital Default by a Defaulting Partner, the Fund shall provide such Defaulting Partner with written notice thereof and a ten (10) Business Day period from the date of delivery of such notice within which to cure such Capital Default (the “Cure Period”) and, in the sole discretion of the General Partner, shall immediately have the right to declare that interest shall accrue on the outstanding unpaid balance of such requested Capital Contribution, from and including the date such payment was due until the earlier of the date of payment to the Fund or, following the expiration of the Cure Period, the election by the Fund to pursue the other remedies set forth in this Section, at a rate equal to the lesser of the rate of nine percent (9%) per annum over the Prime Rate and the maximum rate permitted by applicable law (the “Default Rate”). In the event that the Defaulting Partner has not cured the Capital Default prior to the expiration of the Cure Period, then, following the expiration of the Cure Period, the Fund, in the sole discretion of the General Partner, shall have the right to take one or more of the following actions (including, but not limited to, all of the rights afforded to a secured party under the Uniform Commercial Code): (i) continue to charge interest at the Default Rate on the outstanding unpaid balance of such requested Capital Contribution until the date of payment to the Fund, (ii) cause any distributions otherwise payable to the Defaulting Partner under this Agreement to be set off or withheld from such Defaulting Partner, (iii) suspend all voting rights and rights to distributions, (iv) redeem up to thirty percent (30%) of the Interest then owned by the Defaulting Partner at a price equal to $1.00 which would result in corresponding pro rata increases to the Interests of the non-Defaulting Partners, (v) offer the Defaulting Partner’s Interest for sale to the other Partners at such price and on such terms determined by the Fund in the reasonable discretion of the General Partner, subject to compliance with the Transfer provisions of this Agreement, and/or (vi) cause the Defaulting Partner’s Interest to be sold to a third party at such price and on such terms as may be determined by the Fund in the reasonable discretion of the General Partner. The proceeds from the sale of a Defaulting Partner’s Interest under clauses (v) and (vi) above shall be used to fund the Capital Contribution requested from the Defaulting Partner and/or set off or withheld from such Defaulting Partner and any remaining amounts may be used for any appropriate Fund purpose, which purpose shall be determined by the Fund in the sole discretion of the General Partner. A Defaulting Partner shall remain liable for the payment of Capital Contributions as the same are called under this Agreement and the Fund may exercise the remedies set forth above for every subsequent Capital Default by the Defaulting Partner. The rights and remedies referred to in this Section shall be in addition to, and not in limitation of, any other rights available to the Fund under this Agreement, the relevant Subscription Agreement or at law or in equity. The Fund may proceed to collect from any Defaulting Partner any amount due from such Defaulting Partner as and when due, as well as all costs and expenses of collection incurred by the Fund (including reasonable fees and disbursements of legal counsel). (b) Upon any Capital Default, the Fund may deliver Capital Call Notices to the non-Defaulting Partners which shall call for a Capital Contribution from each non-Defaulting Partner equal to such non-Defaulting Partner’s pro rata share (based upon such non-Defaulting Partner’s Capital Commitment in relation to the aggregate Capital Commitments of all the non-Defaulting Partners) of the Capital Contribution which the Defaulting Partner(s) failed to make, provided that, no non-Defaulting Partner shall be required to make a Capital Contribution with respect to a Capital Default by a Defaulting Partner that is greater than twenty-five percent (25%) of such non-Defaulting Partner’s Initial Capital Contribution with respect to such Capital Call. Each non-Defaulting Partner which shall have made an additional Capital Contribution as a result of a Capital Default by a Defaulting Partner shall have its Percentage Interest in the Fund increased and the Defaulting Partner shall have its Percentage Interest in the Fund decreased, so that each Partner’s Percentage Interest in the Fund shall be based on the amount of Capital Contributions contributed by such Partner divided by the total Capital Contributions contributed to the Fund by all Partners. A Capital Default by any Partner shall not relieve any other Partner of its obligation to make Capital Contributions to the Fund. Any Capital Call made pursuant to this Section shall not increase any non-Defaulting Partner’s Capital Commitment. Set-off and Withholding of Certain Amounts. Notwithstanding anything to the contrary contained in this Agreement or the relevant Subscription Agreement(s), the Fund may, in the General Partner’s sole discretion, set-off against or withhold from any distribution to any Partner pursuant to this Agreement any amounts due from such Partner to the Fund pursuant to this Agreement and the relevant Subscription Agreement(s), to the extent not otherwise paid. Any amounts so set-off or withheld pursuant to this Section shall be applied by the Fund to discharge the obligation in respect of which such amounts were withheld; provided, however, that with respect to any such obligation which serves as security for Subscription Line Indebtedness, the Fund shall pay an amount equal to the amount to be set-off to the related Subscription Line Lender and such set-off shall only discharge such obligation to the extent that, and in connection therewith, such amount is paid by the Fund to the related Subscription Line Lender. All amounts set-off or withheld pursuant to this Section with respect to any Partner shall be treated as amounts distributed to such Partner by the Fund and paid to the Fund by such Partner for all purposes under this Agreement. The Fund shall give written notice of any such set-off or withholding to each Partner subject thereto within ten (10) Business Days after such set-off or withholding.

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Subscription-Secured Borrowings: The General Partner may cause the Fund to enter one or more borrowings that are secured in whole or part by the Partners' Unfunded Commitments (and the ability of the General Partner to make capital calls). In connection with any such borrowings, the General Partner will be authorized to pledge, mortgage, assign, transfer and grant security units in the right to issue funding notices and collect capital contributions from the Partners, and each Partner agrees to execute the documentation required for the Fund to obtain such financing (including evidencing such Partner’s obligation to make capital contributions to the Fund, granting a security interest in its Capital Commitment, or allowing the Fund to do so).

Pre-Initial Closing Bridge Financing  If prior to the Initial Closing the Fund requires financing to close on an investment, the Principal and any Partner electing to participate may advance all or a portion of the necessary financing up to the amount of their Capital Commitment as an advance on such Capital Commitment. In the alternative, the participants may treat such advance as a loan to the Fund. To the extent that such amount is treated as an advance of a participant's Capital Commitment, such participant shall be entitled to an 8% preferred return on such advance from the date of the advance. To the extent that such amount is treated as a loan to the Fund, the participant shall be entitled to interest on such loan at an annual rate of 8%.

Reinvestment: During the Investment Period, the Fund may retain and reinvest proceeds received upon an investment's disposition or refinancing to the extent such proceeds represent invested capital. If such invested capital is returned to the investors, the General Partner may require that it be recontributed by the investors at any time prior to the expiration of the Investment Period.

Preferred Return: The Capital Partners (as defined in Distributions below) will receive on a priority basis cumulative preferred distributions on their average Adjusted Capital Contributions of 8% per annum compounded annually (the “Preferred Return”). “Adjusted Capital Contributions” for these purposes shall mean the aggregate capital contributions of the Capital Partners, as reduced (but not below zero) by allocated payments by New Partners as set forth in the Subsequent Closing section, above. The Preferred Return will be payable to the extent of available funds as described below in “Distributions.”

Distributions: The Partnership shall make distributions of Distributable Cash to the extent constituting (i) proceeds of a Disposition of a Portfolio Investment, within 90 days following the receipt thereof, (ii) income, dividends, distributions or interest from a Portfolio Investment, within a reasonable period of time following the end of the fiscal quarter in which such amounts are received and (iii) income from Temporary Investments, within a reasonable period of time following the end of the fiscal year in which such amounts are received or more frequently in the sole discretion of the General Partner, in each case in the order of priority set forth below. Notwithstanding any other provision of this Agreement, distributions shall be made only to the extent of Available Assets and in compliance with the Delaware Limited Partnership Act and other applicable law. Distributable Cash shall initially be notionally apportioned among the Partners (including the General Partner in its capacity as a Partner, and the amount so apportioned to the General Partner shall be distributed to the General Partner) in proportion to their relative Capital Contributions with respect to the applicable Portfolio Investment or Temporary Investment. The Fund shall distribute its Distributable Cash in the following order and priority: (i) Preferred Return: Investors of the Fund shall receive a cumulative return of eight percent (8%) per annum compounded annually of such Investor’s average Adjusted Capital Contributions for each Fiscal Year calculated from the day the capital is deployed by the Fund to purchase assets to the date capital is received back by the Fund; (ii) Catch Up: After the General Partner has provided the Investors with the aforementioned Preferred Return, the General Partner shall receive a cumulative return of the ninth and tenth percent (9% and 10%) per annum compounded annually of the Fund’s Distributable Cash; and (iii) Carried Interest 80/20 Split: Any remaining Distributable Cash shall be split eighty percent (80%) to the Investors and twenty percent (20%) to the General Partner.

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Special Tax Distributions: To the extent that the distribution priorities described above do not provide cumulative distributions of Carried Interest to the General Partner as of the end of any calendar year equal to the federal and state taxes that would (based on the assumptions below) be deemed to be payable by the General Partner on the cumulative taxable income of the Fund allocated to the General Partner with respect to its Carried Interest as of the end of such year (determined by assuming the General Partner is an individual subject to the highest rate of federal and state taxation and taking into account the character of income allocated to the General Partner and the deductibility of state taxes for federal tax purposes) (the “Carried Interest Tax Liability”), then the General Partner has the right to elect to cause a distribution to be made to the General Partner for  such year equal to the Carried Interest Tax Liability (the “Carried Interest Tax Distribution”). Carried Interest Tax Distributions will be treated as advance payments of the Carried Interest and reduce future payments thereof.

In-kind Distributions: The General Partner will generally not cause the Fund to make in-kind distributions; provided, however, that publicly traded securities (or units convertible into such securities) may be distributed from time to time if, in the good faith discretion of the General Partner, such a distribution will result in a greater return for the Partners.

Clawback Attributable to Excess Carried Interest: If following the dissolution, winding up and termination of the Fund and the distribution of all or substantially all of the Fund’s assets: (i) the aggregate amount distributed to the General Partner with respect to any Limited Partner exceeds (ii) twenty percent (20%) of the excess of (A) the sum of the aggregate distributions received by such Limited Partner, plus the aggregate amount distributed to the General Partner with respect to such Limited Partner over (B) an amount equal to such Limited Partner's Capital Contributions to the Fund applied to the purchase of Portfolio Investments and amounts paid by such Limited Partner in respect of Fund Expenses relating to Portfolio Investments, then the General Partner shall immediately contribute to the Fund for payment to such Limited Partner an amount equal to the lesser of (1) the excess of the amount set forth in clause (i) above over the amount set forth in clause (ii) above and (2) the aggregate amount distributed to the General Partner with respect to such Limited Partner (less any portion of such distributions paid to such Limited Partner pursuant to the immediately preceding sentence), reduced by the aggregate income tax liability of each Person whose tax liability is determined by reference to the income of the General Partner determined by using the Assumed Income Tax Rate. Each such payment to a Limited Partner shall constitute a guaranteed payment (within the meaning of Section 707(c) of the Code) to such Limited Partner, and the related deduction shall be allocated solely to the General Partner.

Allocations: Net income and net loss for each fiscal year will be allocated among the partners consistent with the described distribution provisions and the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), to target capital accounts to match the distribution waterfall set forth above.

Expenses: The Fund will be responsible for all out-of-pocket expenses incurred by the General Partner and its affiliates in connection with the Fund's business, including: (a) all expenses of organizing the Fund and offering the Units in the Fund, including legal, accounting, tax advice, consulting fees, and all such other reasonable and necessary fees subject to a cap of $100,000 (the “Organization Expense Cap”), the General Partner bearing such expenses in excess of the Organization Expense Cap; and (b) costs and expenses incurred in connection with the General Partner’s performance of its duties including (i) indemnification costs, (ii) fees and expenses of professional service providers and third party transaction, pursuit and investigation costs (regardless of whether the transaction is closed); (iii) legal, audit, tax preparation, management information systems and accounting fees and costs; and (iv) administration, record keeping, investor relations and investor mailing and communication costs. Notwithstanding anything to the contrary contained herein, the Fund will not be responsible for the compensation of officers and employees, office overhead or other expenses of the General Partner.

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Management Fees: The General Partner or its designated affiliate(s) will receive an annual fee equal to 0% of the aggregate Capital Commitments. Thereafter, the General Partner or its designated affiliate(s) will receive an annual fee of 0% of the total Invested Capital (as defined in the Partnership Agreement) of all outstanding investments of the Fund, if to the extent that the General Partner has reserved Unfunded Commitments for future call beyond the Investment Period, the fee base shall include such Unfunded Commitments.

Parallel Fund: Property Management, Construction and Broker Fees. The General Partner and/or its affiliates shall receive a market rate on property management fees and costs, to be paid monthly, for investments owned and operated by the Fund. In addition, the General Partner and/or its affiliates shall receive market rate fees and costs for any construction, construction management and real estate brokerage fees with respect to such services provided to each such property. The General Partner may, in its discretion and to the extent permitted by applicable law, create or sponsor partnerships or other vehicles that will be formed for participating pro-rata and Pari Passu in the portfolio companies of the Fund. (“Parallel Fund”). The Parallel Fund may consist of certain investors who for a variety of reasons may not wish to participate in the investments through the Fund. Any costs associated with the formation and administration of a Parallel Fund will be paid by the investors in the Parallel Fund. It is the intention of the General Partner that the General Partner of the Fund will also act as the General Partner of the Parallel Fund; provided, however, if such an arrangement were to become prohibited or result in a conflict of interest, a separate General Partner will be established. The Parallel Fund will contain the similar economic terms, rights, restrictions and obligations for its investors as are applicable to Investors in the Fund. Like the restrictions on transfer of Units in the Fund, investors in the Parallel Fund will not have the right to transfer their interest in the Parallel Fund without the consent of the General Partner, except in certain limited circumstances to permitted transferees. No Parallel Fund shall at any time sell, exchange, transfer or otherwise dispose of an interest in a portfolio partnership that was acquired as a co-investment with the Fund unless (i) the Fund and the Parallel Fund sell, exchange, transfer or otherwise dispose of, at substantially the same time, their interest in such portfolio company, and the aggregate amount of such interest sold, exchanged, transferred or otherwise disposed of by the Fund and the Parallel Fund is allocated among the Fund and the Parallel Fund pro rata in proportion to the aggregate amounts respectively invested by the Fund and the Parallel Fund on such portfolio partnership; and (ii) the terms of such rate, exchange, transfer or other disposition, except to the extent necessary to address regulatory or other legal considerations, are substantially the same as those applicable to such rate, exchange, transfer or other disposition by the Fund at such time.

Special Purpose Vehicles: Where the General Partner deems it appropriate, the Fund may use special purpose entities as subsidiaries, including corporations, limited liability companies and limited partnerships to make and hold investments. The General Partner may also cause the Fund to invest through corporations, limited liability companies, limited partnerships, joint ventures (both with third parties and affiliates of the General Partner), or other arrangements in which the Fund has an economic interest and where such arrangements are reasonably expected to  preserve in all material respects the overall economic relationship of the Partners.

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Co-Investment Opportunities: To the extent that the General Partner determines that any Fund investment requires co-investment by third parties, the General Partner may offer, but is not required to offer, to the General Partner and all Partners the opportunity to co-invest on a side by side basis with the Fund and the Parallel Fund in such investment. The General Partner shall have the right, in its sole discretion, to accept all, none or any portion of such Partner's’ capital for such co-investment opportunity and may offer all or any portion of such co-investment opportunity to any third parties, and the terms offered to such third parties may be different than the co-investment terms offered to electing Partners. With regard to any co-investment comprised of electing Partners, the General Partner, in its discretion, shall be entitled to receive from the participating Partners: (i) an asset management fee computed in the same manner as the Asset Management Fee and (ii) a carried interest computed in the same manner as that of the Fund. The Fund and the co-investing Partners will participate in the distributions from each co-investment Pari Passu in proportion to the relative capital invested by the Fund and each of them in the co-investment.

Potential Sale of Assets to the Fund: The General Partner, in its discretion, may consider purchasing assets of the General Partner’s affiliates and other funds established by the General Partner at “fair market value” if such investments satisfy the investment criteria of the Fund.

Sale of Fund Investments to Affiliates or other General Partner Funds: The Fund may, in certain instances, if determined appropriate by the General Partner, sell Fund or properties to either Affiliates of the General Partner or to other funds established by the General Partner.

Transferability of Units: Units in the Fund may not be directly or indirectly sold, transferred, assigned, pledged or encumbered in whole or in part (whether voluntarily, involuntarily or by operation of law) without prior written approval of the General Partner, which may not be unreasonably withheld in the case of transfers to affiliates of the Partner. The transferability of Units is also restricted because of the lack of registration under the Securities Act. Partners will have the right to request a Redemption at any time provided that the Partner notifies General Partner in writing, with 90-day notice of redemption, although shorter term requests will be considered in cases of financial hardship or emergencies. The General Partner shall have no obligation to grant any particular Redemption request and shall retain sole discretion as to whether or not to redeem any Unit, however; will endeavor to manage the Fund in such a way as to accommodate requests as consistently as possible. In the event a request for redemption is granted, the Partner shall forfeit all unrealized gains and undisbursed returns. Further, in the event a redemption is granted, General Partner shall have the option to acquire any redeemed Units at the price redeemed.

General Partner’s Redemption Option: The General Partner or the Fund shall have the right to unilaterally redeem (cash out) a Partner’s investment by providing thirty (30) days’ notice to the Partner. In the event the General Partner or Fund elects to redeem a Partner’s investment, the Partner shall receive a sum which is equivalent to a twenty percent (20%) annualized return on the Partner’s investment inclusive of all distributions and/or returns made to partner over the life of the fund.

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Transferability of General Partner’s Interest and Removal of General Partner: (I) Subject to (III) below the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person or Entity unless such transfer is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into another Person (other than an individual) or the transfer by the General Partner of all, but not less than all, of its General Partner Interest to another Person (other than an individual); (II) subject to (III) below the General Partner may transfer all or any part of its General Partner Interest without Unitholder approval; (III) notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under the Partnership Agreement and to be bound by the provisions of the Partnership Agreement and (ii) the Fund receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner. In the case of a transfer pursuant to and in compliance with this provision, the transferee or successor (as the case may be) shall be admitted to the Fund as the General Partner effective immediately prior to the transfer of such General Partner Interest, and the business of the Fund shall continue without dissolution.

The General Partner shall be deemed to have withdrawn from the Fund upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”): (i) The General Partner voluntarily withdraws from the Fund by giving written notice to the other Partners; (ii) The General Partner transfers all of its General Partner Interest; (iii) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; or (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (iv) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or (v) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in the Partnership Agreement shall result in the withdrawal of the General Partner from the Fund. Withdrawal of the General Partner from the Fund upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners and the General Partner delivers to the Fund an Opinion of Counsel that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or cause the Fund to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such). (ii) at any time that the General Partner ceases to be the General Partner notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) Beneficially Own, own of record or otherwise control at least 50% of the Outstanding Common Units. If the General Partner withdraws the General Partner shall elect a successor General Partner no later than 7 days before the General Partner’s withdrawal is to take effect. (iii) In the event that the General Partner does not appoint a successor before his withdrawal the Limited Partners shall elect the General Partner’s successor determined by a majority vote of Unitholders. The Person so elected as successor General Partner shall become the successor General Partner if, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Fund does not receive a Withdrawal Opinion of Counsel, the Fund shall be dissolved.

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The Unitholders shall have no right to remove or expel, with or without cause, the General Partner.

Fund Structure: The Fund intends to utilize a tax-efficient structure to minimize tax liabilities and U.S. tax return filing obligations for certain partners. The Fund will be classified as a “partnership” for federal income tax purposes. The Fund will own substantially all its investments indirectly through one or more holding companies. The Fund does not anticipate holding any of its investments directly or indirectly through a subsidiary real estate investment trust (a “Subsidiary REIT”).

Tax Considerations and Unrelated Business Taxable Income (UBTI): The Fund, as presently structured, is intended to be treated as a partnership for U.S. federal income tax purposes. Provided that the Fund is treated as a partnership for federal income tax purposes, the Fund generally will not be subject to federal income tax, and each partner of the Fund will be required to include in computing its federal income tax liability its allocable share of the items of income, gain, loss, deduction and credit of the Fund, regardless of whether any distributions have been made by the Fund to that partner. It is expected that the Fund will generate Unrelated Business Taxable Income (“UBTI”) to tax-exempt investors. The General Partner will not be liable for the recognition and reporting of UBTI by any investor with respect to an investment in the Fund. Each partner should consult with its own tax advisor regarding the federal, state, local and foreign tax considerations applicable to an investment in the Fund.

Alternative Vehicles: The General Partner may cause the Fund to create, in its discretion, alternative investment vehicles (including potentially an offshore investment vehicle) that will invest proportionately in real estate assets on substantially the same terms and conditions as the Fund per unit of investment, subject to applicable legal, tax or regulatory considerations, and will generally share proportionately in expenses. In addition, if the Fund or any investor encounters legal, tax or regulatory impediments to the investment in a potential investment or in the Fund, the General Partner may hold the asset outside the Fund in (or permit the investors to hold their interest in the Fund through) an alternative entity organized by the General Partner and having investment objectives, economic terms, conditions and management substantially identical, to the extent practicable, to those of the Fund, but that would not encounter (or would appear to mitigate) such legal, tax or regulatory impediments. Such an entity for an investor may include a group trust or an offshore vehicle. Such alternative vehicles are different from and unrelated to the Parallel Fund described above.

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ERISA: The Fund does not intend to have 25% or more of the Capital Commitments made by “benefit plan investors,” including employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), IRA's or other “plans” subject to Section 4975 of the Code, or entities that hold the plan assets of such plans. Thus, in reliance on the less than 25% “benefit plan investors” exception under the applicable ERISA regulations, the Fund does not intend for the Fund’s assets to be treated as “plan assets” under ERISA. However, if necessary to avoid the Fund's assets being treated as “plan assets” under ERISA, the Fund will have the right to take advantage of another plan assets exception, such as the “venture capital operating partnership” or “real estate operating partnership” exceptions, or to take whatever other action it deems necessary to avoid its assets being treated as “plan assets” under ERISA.

Exculpation; Indemnification: Exculpation. The General Partner, its affiliates and the Investment Committee, its officers, employees, partners, General Partners and agents (the “Indemnified Parties”) shall not have any liability to the Fund or its Partners for any action (or inaction) which is undertaken (or omitted) in connection with such Indemnified Party's performance of its duties under the Partnership Agreement or to the General Partner or its affiliates in connection with the Fund's business, except that each Indemnified Party shall be liable for its own gross negligence, fraud, willful misconduct or an uncured material breach of applicable law or of the Partnership Agreement, or any agreement between the Fund and any affiliates of the General Partner, that results in material damage to the Fund or a Partner. Notwithstanding anything to the contrary in the preceding sentence, in no event will the General Partner or any partner of the Investment Committee have any personal liability, except for losses to the extent attributable to the General Partner’s or such Investment Committee partner’s actual and intentional fraud.

Indemnification. The Indemnified Parties shall be indemnified by the Fund against losses, judgments, expenses, etc. with respect to actions taken on behalf of the Fund, except to the extent that such losses, judgments or expenses were the direct result of such Indemnified Party's gross negligence, fraud, willful misconduct or a material uncured breach of applicable law or of the Partnership Agreement, or any agreement between the Fund and any affiliates of the General
Partner that results in material damage to the Fund or a Partner. Any such indemnity shall be paid from the Fund's assets, capital contributions of the partners, or the return of partner distributions (on a Pari Passu basis and in reverse order (and in the proportions) that such distributions were previously made) that were made within two years of the payment of the distribution or alternatively, from any available insurance that may be procured and provide coverage to the Indemnified Parties. The Fund will be obligated and liable to pay indemnification obligations pursuant to the governing documents for one or more of the subsidiaries to be established by the Fund, and the Fund shall be obligated to make capital contributions (on such pro rata basis) to such subsidiaries as necessary to pay such indemnification obligations.

Expense Advancement: Indemnification expenses shall be advanced and paid when due (even if prior to a final determination of availability of indemnification), provided that (I) the claimant is not a Partner (other than the General Partner with respect to any interest it owns as a Partner or a Partner with respect to his or her position on the Investment Committee) and (ii) the claimant covenants to repay such funds advanced if it is finally determined that indemnification is not available for such claimant.

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Insurance: At the Fund’s expense, the General Partner may cause the Fund to purchase insurance coverage for acts for which indemnification would be available, including coverage for the Indemnified Parties.

Reliance on Professionals: The General Partner, its officers, and partners of the Investment Committee shall have no liability for acts taken upon the advice of counsel that such acts were permissible under governing documents and applicable law. To the extent any decision or determination has been made in reliance upon such advice, such decision or determination shall be deemed to have been made without gross negligence, bad faith, or breaching any provision of law or the Partnership Agreement for purposes of applying the provisions of the Partnership Agreement.

Books and Records: Partners or their authorized representatives shall at all reasonable times and for any purpose reasonably related to the business and affairs of the Fund and their interest therein have access to the Fund's books and records. Each Partner may, once during the term of the Fund and at such Partner’s own expense, cause an audit of the Fund's books upon reasonable notice.

Reports: The Fund’s books shall be kept on the accrual basis of accounting for tax purposes and on a cash basis for determining distributions with annual, quarterly and special reporting requirements as set forth in the Partnership Agreement.

Side Letters: The General Partner may, in its sole discretion, enter into agreements on behalf of the Fund that modify or supplement a Partner’s rights and obligations with respect to its investment in the Fund (each such agreement, a “Side Letter”). The General Partner may grant concessions to any unaffiliated investor in Side Letters without offering them to other Partners, in its sole and absolute discretion.

Amendments: The General Partner, without the approval of any Partners, in order to: (a) add to the General Partner’s duties or surrender any right or power granted to it; (b) cure ambiguities, make corrections, comply with changes in the law, or otherwise clarify terms; (c) delete or add any provision requested by any federal or state “blue sky” agency to the extent deemed to be for the benefit or protection of some or all of the partners; (d) effectuate the admission or withdrawal of Partners in accordance with the Fund's terms; or (e) improve, upon advice of counsel, the Fund's position in (i) satisfying 1940 Act exemptions, (ii) qualifying for ERISA plan asset exemptions, (iii) sustaining its tax positions or those of any of its partners (including with respect to UBTI), (iv) avoiding or obtaining publicly traded partnership status, or (v) preventing the Partner's’ final capital accounts from deviating from the intended priority cash distributions described in “Distributions” above.

Use of Professionals and Service Providers: The General Partner may, in its sole discretion, engage affiliated or Services Providers outside professionals and service providers on behalf of and at the expense of the Fund on arm’s-length terms. When affiliates are engaged, the transaction shall be on arm's-length terms. No professional or other service provider will be disqualified from providing services to the Fund or its affiliates because of the provision of services by such professional or service provider to the General Partner or its affiliates, whether related to the Fund’s business or other activities.

Governing Law: The internal laws of the State of Delaware shall govern the Fund.

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EXHIBITS

Pursuant to the requirements of Regulation A, the following documents are included with this offering circular:

•         Exhibit A: Independent Auditor Letter of Completion

•         Exhibit B: Audited Balance Sheet

•         Exhibit C: Audited Income Statement

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EXHIBIT A

March 2, 2020

David J Morrison

6841 Benwood Drive

Ooltewah, TN 37363

423-443-1719

davidjacobmorrison@gmail.com

Joyner Capital LP

163 3rd St

Hoboken, NJ 07030

Dear Mr. Joyner:

In response to your engagement to audit the financials through February 2020, of Joyner Capital, the audit is complete. The findings for the audit were satisfactory and everything is accounted for in the financial statements.

For further comments from yourself or other interested parties, my contact information is provided and can be reached to discuss with appropriate authorization.

Sincerely,

/s/ David J Morrison

David J Morrison

Auditor

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EXHIBIT B

JOYNER CAPITAL LP

BALANCE SHEET

As of March 2, 2020

AUDITED BALANCE SHEET

Reviewed and Audited by David Morrison

423-444-1719

ASSETS

CURRENT ASSETS

Cash:                                                                                                               $500

Accounts Receivable:                                                                                     $0

Inventory:                                                                                                       $0

Prepaid Expenses:                                                                                           $0

Notes Receivable:                                                                                           $0

Other Current Assets:                                                                                                 $0

TOTAL CURRENT ASSETS:                                                                       $500

FIXED ASSETS

Long-Term Investments:                                                                                 $0

Land:                                                                                                               $0

Building:                                                                                                         $0

Machinery and Equipment:                                                                             $0

Furniture and Fixtures:                                                                                   $0

Other Fixed Assets:                                                                                        $0

NET FIXED ASSETS:                                                                                   $0

OTHER ASSETS

Goodwill:                                                                                                        $0

TOTAL ASSETS:                                                                                           $500

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AUDITED BALANCE SHEET

Reviewed and Audited by David Morrison

423-444-1719

LIABILITIES & EQUITY

CURRENT LIABILITIES

Related Party Advances:                                                                                $500

Accounts Payable:                                                                                          $0

Accrued Wages:                                                                                              $0

Accrued Payroll Taxes:                                                                                   $0

Accrued Employee Benefits:                                                                          $0

Interest Payable:                                                                                             $0

Short-Term Notes:                                                                                          $0

Current Portion of Long-Term Debt:                                                              $0

TOTAL CURRENT LIABILITIES:                                                             $500

LONG-TERM LIABILITY

Mortgage:                                                                                                        $0

Other Long-Term Liabilities:                                                                          $0

TOTAL LONG-TERM LIABILITIES:                                                         $0

OWNER’S EQUITY

Paid-In Capital:                                                                                               $0

Net Income:                                                                                                    $0

TOTAL EQUITY:                                                                                          $0

TOTAL LIABILITES & EQUITY:                                                               $500

TOTAL ASSETS:                                                                                           $500

TOTAL LIABILITIES:                                                                                 $500

TOTAL OWNER’S EQUITY:                                                                      $0

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EXHIBIT C

JOYNER CAPITAL LP

INCOME SHEET

For the period from January 6, 2020 to March 2, 2020

Company was formed on January 6, 2020

AUDITED INCOME SHEET

Reviewed and Audited by David Morrison

423-444-1719

Revenues

Products                                                                                                          $0

            Less Returns and Allowances                                                             $0

Services                                                                                                           $0

Other                                                                                                               $0

Total Revenue                                                                                               $0

Costs

Products                                                                                                          $0

Services                                                                                                           $0

Other                                                                                                               $0

Total Costs                                                                                                     $0

GROSS PROFIT                                                                                          $0

Operating Expenses

General and Administrative                                                                            $0

Insurance                                                                                                         $0

Non-Recurring                                                                                                $0

Payroll Taxes                                                                                                   $0

Rent                                                                                                                $0

Research and Development                                                                            $0

Salaries and Wages                                                                                         $0

Utilities                                                                                                           $0

Other                                                                                                               $0

Total Operating Expenses                                                                            $0

OPERATING INCOME                                                                             $0

Non-Operating or Other

Interest Revenue                                                                                             $0

Interest Expense                                                                                             $0

Gain on Sale of Assets                                                                                    $0

Loss on Sale of Assets                                                                                    $0

Gain from Legal Action                                                                                  $0

Loss from Legal Action                                                                                  $0

Depreciation and Amortization                                                                      $0

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AUDITED INCOME SHEET

Reviewed and Audited by David Morrison

423-444-1719

Other Gain                                                                                                      $0

Other Loss                                                                                                      $0

Total Non-Operating or Other                                                                     $0

PRE-TAX INCOME                                                                                                $0

Taxes

Income Tax Expense                                                                                       $0

NET INCOME                                                                                              $0

74

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hoboken, State of New Jersey, on March 2, 2020.

Joyner Capital LP

By: LeMont Joyner, II, Chief Executive Officer and Managing Director of Joyner Capital LP’s General Partner Joyner Enterprises LLC

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:      /s/ LeMont Joyner, II

Name:  LeMont Joyner, II

Title:    Chief Executive Officer and Managing Director of Joyner Capital LP’s General Partner Joyner Enterprises LLC

Date: March 2, 2020

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